UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RealPage, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

REALPAGE, INC.

Notice of Annual Meeting of Stockholders

May 31, 2013

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of RealPage, Inc., a Delaware corporation (the “Company,” “we” or “us”), will be held on May 31, 2013, at 10:00 a.m. local time, at our principal executive offices located at 4000 International Parkway, Carrollton, Texas 75007 for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect each of Stephen T. Winn and Jason A. Wright to the board of directors for a term of three years.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 1, 2013, are entitled to receive notice of and to vote at the meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote by completing, signing and dating your proxy card and mailing it in the postage-prepaid envelope enclosed for that purpose by following the instructions on the proxy card. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the proxy card.

Stockholders attending the Annual Meeting may vote in person even if they have submitted a proxy. However, if you have submitted a proxy and wish to vote at the Annual Meeting, you must notify the inspector of elections of your intention to revoke the proxy you previously submitted and instead vote in person at the Annual Meeting. If your shares are held in the name of a broker, trustee, bank or other nominee, please bring a proxy from the broker, trustee, bank or other nominee with you to confirm you are entitled to vote the shares.

The 2013 Proxy Statement and 2012 Annual Report to Stockholders are included with this notice and are also available at http://investor.realpage.com/.

Sincerely,

/s/ Margot Carter

Margot Carter
Executive Vice President, Chief Legal Officer and Secretary

Carrollton, Texas

April 19, 2013

REALPAGE, INC.

Proxy Statement

For the

2013 Annual Meeting of Stockholders

REALPAGE, INC.

4000 International Parkway

Carrollton, Texas 75007

(972) 820-3000

PROXY STATEMENT

FOR THE

2013 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our annual meeting of stockholders, which will be held at our principal executive offices located at 4000 International Parkway, Carrollton, Texas 75007 on May 31, 2013, at 10:00 a.m. local time. On April 19, 2013, we began mailing to stockholders of record this proxy statement and proxy card.

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The board of directors of RealPage, Inc., a Delaware corporation (the “Company”, “we” or “us”), has delivered printed versions of proxy materials to you by mail, in connection with the board of directors’ solicitation of proxies for use at the Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 31, 2013, at 10:00 a.m. local time or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. Proxy materials are also available to you on the Internet at http://investor.realpage.com. The Annual Meeting will be held at our principal executive offices located at 4000 International Parkway, Carrollton, Texas 75007. Our telephone number is (972) 820-3000.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy materials, proxy statements and annual reports. This means that only one (1) copy of the proxy materials may have been sent to multiple stockholders in a stockholder’s household. We will promptly deliver a separate copy of any of these documents to any stockholder who contacts our investor relations department at 4000 International Parkway, Carrollton, Texas 75007, (972) 820-3773, requesting such copies. If a stockholder is receiving multiple copies of the proxy materials or the printed versions of such other accounts at the stockholder’s household and would like to receive a single copy of these documents for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or our investor relations department to request mailing of a single copy of any of these documents.

Record Date; Outstanding Shares

Stockholders of record at the close of business on April 1, 2013 (the “Record Date”) are entitled to receive notice of and vote at the Annual Meeting. On the Record Date, 77,958,440 shares of our common stock, $0.001 par value, were issued and 76,590,955 were outstanding.

Voting and Solicitation

Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal that comes before the Annual Meeting. In the election of directors, each stockholder will be entitled to vote for two nominees and the two nominees with the greatest number of votes will be elected.

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote by completing, signing and mailing the proxy card enclosed herewith in the postage-prepaid envelope provided for that purpose. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. For specific instructions on how to vote your shares, please review the instructions on the proxy card.

The cost of this solicitation will be borne by us. We may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation materials to beneficial owners. Proxies may be solicited by certain of our directors, officers and other employees, without additional compensation, personally, by telephone or by email.

Treatment of Abstentions and Broker Non-Votes

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), your nominee will provide you with appropriate voting materials (such as a voting instruction form). Please follow the instructions included on those materials regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions to your broker, bank or other agent, they can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals that are considered routine under the rules of the New York Stock Exchange and on which your broker, bank or other agent may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give instructions to your broker, bank or other agent, the shares will be treated as broker non-votes. At the Annual Meeting, Proposal Two, the ratification of the appointment of our independent registered public accounting firm, will be a discretionary item, and Proposal One, the election of directors, will be a non-discretionary item.

Quorum

A majority of our common stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

Voting Requirements

The vote requirement for each matter is:

•

Proposal One (Election of Directors)—Directors are elected by a plurality of the votes cast. The two nominees who receive the greatest number of votes cast will be elected directors for three-year terms, in each case until their successors are duly elected and qualified. Withheld votes and broker non-votes, if any, will not be counted either for or against the election of a director nominee.

•

Proposal Two (Ratification of Independent Registered Accounting Firm)—The ratification of the appointment of our independent registered accounting firm requires the favorable vote of a majority of our shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions from voting will have the same effect as voting against the ratification, and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

Revocability of Proxies

Proxies given pursuant to this solicitation may be revoked at any time before they have been used. You may change or revoke your proxy by delivering a written notice of revocation to the Secretary of the Company or by completing a new proxy card bearing a later date (which automatically revokes the earlier proxy instructions). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request by notifying the inspector of elections of your intention to revoke your proxy and voting in person at the Annual Meeting.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Our stockholders may submit proper proposals for inclusion in our proxy statement and for consideration at the annual meeting of stockholders to be held in 2014 by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be considered for inclusion in our proxy materials for the annual meeting of stockholders to be held in 2014, stockholder proposals must be received by the Secretary of the Company no later than December 20, 2013, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, our bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting, including stockholder proposals not included in our proxy statement. For director nominations or other business to be properly brought before our 2014 annual meeting by a stockholder, such stockholder must deliver written notice to the Secretary of the Company at our principal executive office no later than March 5, 2014, and no earlier than February 3, 2014. If the date of our 2013 annual meeting is advanced by more than 30 calendar days or delayed by more than 60 calendar days from the first anniversary date of the 2013 Annual Meeting, your notice of a proposal will be timely if it is received by us no earlier than the close of business on the 120th day prior to the 2014 annual meeting and not later than later of the close of business on the 90th day before the 2014 annual meeting or the tenth day following the day we publicly announce the date of the 2014 annual meeting.

The proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If a stockholder fails to comply with the foregoing notice provisions, proxy holders will be allowed to use their discretionary voting authority on such matter should the stockholder proposal come before the 2014 annual meeting.

A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to the Secretary of the Company. All notices of proposals and director nominations by stockholders should be sent to RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, Attention: Corporate Secretary.

PROPOSAL ONE: ELECTION OF DIRECTORS

General

Our board of directors is currently comprised of seven members divided into three classes with staggered three-year terms. There are currently three directors in Class I, two directors in Class II and two directors in Class III. The terms of office of the Class III directors, Mr. Stephen T. Winn and Mr. Jason A. Wright, will expire at the Annual Meeting and Mr. Winn and Mr. Wright will stand for re-election to the board of directors at the Annual Meeting. The terms of office of the Class I directors, Mr. Alfred R. Berkeley, III, Mr. Charles Kane and Mr. Peter Gyenes, will expire at the 2014 annual meeting. The terms of office of the Class II directors, Mr. Jeffrey T. Leeds and Mr. Scott S. Ingraham, will expire at the 2015 annual meeting. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that the number of our directors will be fixed from time to time by a resolution of the majority of our board of directors. Nine directors are currently authorized.

Required Vote and Recommendation of the Board of Directors for Proposal One

Directors are elected by a plurality of the votes cast. The two nominees who receive the greatest number of votes cast will be elected directors for three-year terms, in each case until their successors are duly elected and qualified. Withheld votes and broker non-votes, if any, will not be counted either for or against the election of a director nominee. Cumulative voting is not permitted by our certificate of incorporation.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s nominees named below. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present board of directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. Our board of directors recommends that stockholders vote FOR the nominees listed below.

Nominees for Election as Class III Directors at the Annual Meeting

Our nomination and governance committee, consisting solely of independent directors as determined under applicable NASDAQ listing standards, recommended the two individuals set forth in the table below for nomination by our full board of directors. Based on such recommendations, our board of directors nominated such directors for election at the Annual Meeting as Class III directors to serve for a term expiring at the 2016 annual meeting of stockholders, or until their successors have been duly elected and qualified or until their earlier death, resignation or removal. The following sets forth information concerning the nominees for election as directors at the Annual Meeting, including information as to each nominee’s age as of the Record Date, current principal occupation and business experience.

Name of Nominee	Age	Position and Offices Held with Company	Director Since
Stephen T. Winn	66	Chairman, CEO and President	1998
Jason A. Wright (1)(2)(3)	41	Director	2003

(1)	Member of audit committee
(2)	Member of nomination and governance committee
(3)	Member of compensation committee

Class III Directors (Terms Expire in 2013)

Stephen T. Winn has served as our Chief Executive Officer, Chairman of the Board and a member of our board of directors since November 1998 and as our President since August 2012, a position that Mr. Winn previously held from November 1998 to December 2009. From January 1998 to March 1999, Mr. Winn served in various executive positions, including President of Research Institute of America, a provider of information services to the accounting industry and a wholly owned subsidiary of Thomson Reuters Corporation. From June 1969 to January 1998, Mr. Winn served as President and Chief Executive Officer of Computer Language Research Inc., a publicly traded company focused on tax compliance, tax research and accounting software, which was acquired by Thomson Reuters Corporation. Mr. Winn is a member of the board of directors of the National Multi Housing Council. In January 2002, he was one of twenty-five people recognized by the National Apartment Association as a leader in the multi-family industry. Mr. Winn received Ernst & Young LLP’s “Entrepreneur of the Year 2012 Southwest Area North Technology Sector.” Mr. Winn received his B.S. in electrical engineering from The University of Texas at Austin and his M.S. in management science from Stanford University. In addition to Mr. Winn’s role as our Chief Executive Officer, we believe Mr. Winn’s qualifications to serve on our board of directors include his previous service in executive positions at various public and private technology companies and his extensive experience in the multi-family rental housing industry.

Jason A. Wright has served as a member or our board of directors since December 2003 and as our lead independent director since February 2012. Mr. Wright has served as a member of our audit committee since January 2004 and served as chairman of our audit committee from February 2012 until February 2013. Mr. Wright has served as a member of our compensation committee since October 2006 and a member of our nominating and governance committee since February 2010. Mr. Wright is a partner in the Tech & Telecom Group at Apax Partners LLC, where he focuses primarily on investments in enterprise software and technology-enabled services. Prior to joining Apax in 2000, Mr. Wright served in a variety of roles at General Electric Capital Corporation, a subsidiary of General Electric Corporation, including the evaluation and execution of investment opportunities for the Technology Ventures Group, and Mr. Wright was also a consultant at Andersen Consulting, now Accenture plc. Mr. Wright currently serves on the board of directors of various private companies. Mr. Wright received his B.A. in economics from Tufts University and his M.B.A. in finance from The Wharton School of the University of Pennsylvania. We believe Mr. Wright’s qualifications to serve on our board of directors include his extensive business and financial experience related to enterprise software and technology-enabled services companies.

INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE

CONTINUE AFTER THE ANNUAL MEETING

The following sets forth information concerning the directors whose terms of office continue after the Annual Meeting, including information as to each director’s age as of the Record Date, current principal occupation and business experience.

Name of Director	Age	Position and Offices Held with Company	Director Since
Alfred R. Berkeley, III (2)	68	Director	2003
Peter Gyenes (1)(2)(3)	67	Director	2010
Charles Kane (1)(2)(3)	55	Director	2012
Scott S. Ingraham (1)(3)	59	Director	2012
Jeffrey T. Leeds (3)	57	Director	1999

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nomination and Governance Committee

Class I Directors (Terms Expire in 2014)

Alfred R. Berkeley, III has served as a member of our board of directors since December 2003 and as a member of our compensation committee since January 2004. Mr. Berkeley also served as a member and as chairman of our audit committee from January 2004 to February 2012 and as our lead independent director from February 2011 to February 2012. Mr. Berkeley has served as Chairman of Princeton Capital Management, Inc., an investment adviser, since December 2012 and as Vice Chairman of Gentag, Inc., a developer of technology for near field communications, since November 2011. Mr. Berkeley served as the Chairman of Pipeline Financial Group, Inc., the parent of Pipeline Trading Systems LLC, a block trading brokerage service, from December 2003 until November 2011. From December 2003 to March 2010, Mr. Berkeley also served as the Chief Executive Officer of Pipeline Financial Group, Inc. He also served as Acting Chairman of the National Infrastructure Advisory Council for the President of the United States from 2001 until December 2011. Mr. Berkeley also served as a trustee of Johns Hopkins University and a member of the Johns Hopkins University Applied Physics Laboratory, LLC from 1999 until June 2011. He formerly served as Vice Chairman of the Nomination Evaluation Committee for the National Medal of Technology and Innovation, which makes candidate recommendations to the Secretary of Commerce. He was appointed Vice Chairman of the NASDAQ Stock Market, Inc. in July 2000, serving through July 2003, and served as President of NASDAQ from 1996 until 2000. From 1972 to 1996, Mr. Berkeley served in a number of capacities at Alex. Brown & Sons Incorporated, which was acquired by Bankers Trust New York Corporation and later by Deutsche Bank AG. Most recently, he was Managing Director in the corporate finance department where he financed computer software and electronic commerce companies. He joined Alex. Brown & Sons Incorporated as a Research Analyst in 1972 and became a general partner in 1983. From 1985 to 1987, he served as Head of Information Services for the firm. From 1988 to 1990, Mr. Berkeley took a leave of absence from Alex. Brown & Sons Incorporated to serve as President and Chief Executive Officer of Rabbit Software Inc., a public telecommunications software company. He served as a captain in the United States Air Force and a major in the United States Air Force Reserve. Mr. Berkeley also served as a director of Webex Communications, Inc., which was acquired by Cisco Systems, Inc. (NASDAQ: CSCO) in May 2007.

Mr. Berkeley also served as a director of Kintera, Inc. until May 2008, when it was acquired by Blackbaud, Inc. (NASDAQ: BLKB). Mr. Berkeley served as a director of the National Research Exchange, Inc., a registered broker dealer, until it ceased operations in December 2007. Mr. Berkeley also served on the board of Fortegra Financial Corporation (NYSE: FRF), an insurance services company that provides distribution and administration services and insurance-related products to insurance companies, insurance brokers and agents and other financial services companies in the United States from December 2010 to November 2011. Mr. Berkeley served on the board of directors of ACI Worldwide, Inc. (NASDAQ: ACIW) from 2008 until June 2012. Mr. Berkeley also serves as a director of several private companies. Mr. Berkeley received his B.A. in English from the University of Virginia and his M.B.A. from The Wharton School of the University of Pennsylvania. We believe Mr. Berkeley’s qualifications to serve on our board of directors include his extensive experience in corporate finance and securities matters, including his experience as Chief Executive Officer of various companies and his leadership positions with the NASDAQ Stock Market, Inc., and his knowledge gained from service on the boards of various public and private companies and federal committees. On October 24, 2011, Mr. Berkeley entered into a consent decree with the SEC relating to his role at Pipeline Trading Systems, LLC.

Peter Gyenes has served as a member or our board of directors since January 2010, as Chairman of our compensation committee since February 2010, as a member of our audit committee since February 2010, and as a member of our nominating and governance committee since February 2010. Mr. Gyenes has served as the non-executive Chairman of the board of directors of Sophos plc, a global security software company, since March 2006. Mr. Gyenes served as Chairman and Chief Executive Officer of Ascential Software Corporation (NASDAQ: ASCL), a market leader in data integration software, and its predecessor companies VMark Software, Ardent Software and Informix from 1996 until it was acquired by International Business Machines Corporation in 2005. Mr. Gyenes served on the board of directors of Netezza Corporation (NYSE: NZ) from 2008 until it was acquired by International Business Machines Corporation in 2010. Mr. Gyenes also served on the board of Lawson Software, Inc. (NASDAQ: LWSN) from 2006 until it was acquired by Infor in July 2011. He currently serves on the boards of directors of IntraLinks Holdings, Inc. (NYSE: IL), Pegasystems Inc. (NASDAQ: PEGA) and VistaPrint Limited (NASDAQ: VPRT), as well as several private companies, and serves as trustee emeritus of the Massachusetts Technology Leadership Council. Mr. Gyenes previously served on the board of directors of webMethods Inc. (NASDAQ: WEBM) (acquired by Software AG Darmstadt) from 2005 to 2007, Applix, Inc. (NASDAQ: APLX) (acquired by Cognos, Inc.) from 2000 to 2007 and BladeLogic, Inc. (NASDAQ: BLOG) (acquired by BMC Software, Inc.) from 2006 to 2008. Mr. Gyenes received his B.A. in mathematics and his M.B.A. in marketing from Columbia University. We believe Mr. Gyenes’ qualifications to serve on our board of directors include his experience as the Chief Executive Officer of a publicly traded company, his knowledge gained from service on the boards of various public and private companies and his more than 40 years of experience in technology, sales, marketing and general management positions within the computer systems and software industry.

Charles Kane has served as a member of our board of directors, as a member of our compensation committee and as a member of our nominating and governance committee since June 2012. Mr. Kane has served as a member of our audit committee since June 2012 and as chairman of our audit committee since February 2013. Mr. Kane is currently a Director and Strategic Advisor of One Laptop Per Child, a non-profit organization that provides computing and internet access for students in the developing world, for whom he served as President and Chief Operating Officer from 2008 until 2009. Mr. Kane served as Executive Vice President and Chief Administrative Officer of Global BPO Services Corp., a special purpose acquisition corporation, from July 2007 until March 2008, and as Chief Financial Officer of Global BPO from August 2007 until March 2008. Prior to joining Global BPO, he served as Chief Financial Officer of RSA Security Inc., a provider of e-security solutions, from May 2006 until RSA was acquired by EMC Corporation in October 2006. From July 2003 until May 2006, he served as Chief Financial Officer of Aspen Technology, Inc., a provider of supply chain management software and professional services. Mr. Kane is currently a director of Demandware, Inc. (NYSE: DWRE), a leading provider of software-as-a-service (SaaS) ecommerce solutions that enable companies to deliver customized shopping experiences to consumers in the digital world, Carbonite, Inc. (NASDAQ: CARB), a leading provider of online backup solutions for consumers and small and medium sized businesses and

Progress Software (NASDAQ: PRGS) is a global software company that simplifies the development, deployment and management of business applications on-premise or in the cloud, on any platform or device, to any data source, with enhanced performance, minimal IT complexity and low total cost of ownership. Mr. Kane was previously a director of Netezza Corporation, Borland Software Corporation and Applix Inc. Mr. Kane is a CPA and holds a B.B.A. in accounting from the University of Notre Dame and an M.B.A. in international finance from Babson College. He is an adjunct professor of international finance at the MIT Sloan Graduate Business School of Management. Mr. Kane’s experience as a senior executive officer at a number of public companies, including as chief financial officer of several of those companies, and his experience serving on the boards of directors of other public and private companies, qualify him to serve on our board of directors.

As an Audit Committee financial expert and Chairman of the Audit Committee, Mr. Kane provides a high level of expertise and leadership experience in the areas of finance, accounting, audit oversight and risk analysis derived from his experience as the chief financial officer of publicly-traded technology companies. Mr. Kane also offers substantial public company board experience to our board of directors.

Class II Directors (Terms Expire in 2015)

Jeffrey T. Leeds has served as a member of our board of directors and a member of our nominating and governance committee since December 1999. Mr. Leeds has served as chairman of our nominating and governance committee since February 2012. He is President and Co-Founder of Leeds Equity Partners, LLC, which he co-founded in 1993, a private equity firm that focuses on the education, information services and training industries. Prior to co-founding Leeds Equity Partners, Mr. Leeds spent seven years specializing in mergers and acquisitions and corporate finance at Lazard Freres & Co. LLC, a subsidiary of Lazard Group LLC. Prior to joining Lazard Freres & Co. LLC, Mr. Leeds served as a law clerk to the Hon. William J. Brennan, Jr. of the Supreme Court of the United States during the 1985 October Term. Mr. Leeds also worked in the corporate department of the law firm of Cravath, Swaine & Moore LLP in New York. Mr. Leeds currently serves on the board of directors of Education Management Corporation (NASDAQ: EDMC), Instituto de Banca y Comercio and SeatonCorp., as a Trustee on the United Federation of Teacher’s Charter School Board in New York City, Barbri Inc. and INTO University Partnerships Ltd. Mr. Leeds received his B.A. in history summa cum laude from Yale University and his J.D. from Harvard Law School. He was also a Marshall Scholar at the University of Oxford. We believe Mr. Leeds’ qualifications to serve on our board of directors include his extensive business and legal experience in corporate finance and his knowledge gained from service on the boards of various public and private companies.

Scott S. Ingraham has served as a member of our board of directors since February 2012 and as a member of our audit committee and our nominating and governance committee since February 2012. Mr. Ingraham is presently the co-founder and Principal of Zuma Capital, Inc., a private investment firm. He co-founded and served as the Chief Executive Officer and Chairman of Rent.com, an Internet residential real estate listing site, from 1999 until its acquisition by eBay in February 2005. Prior to founding Rent.com, Mr. Ingraham was the CEO, president and co-founder of Oasis Residential, a NYSE-traded apartment REIT which merged into Camden Property Trust in 1998. Mr. Ingraham is on the Board of Trust Managers of Camden Property Trust, a real estate investment trust focused on the development and ownership of apartment properties. Camden Property Trust is one our larger customers. Mr. Ingraham also serves as a director of Kilroy Realty Corporation, a publicly-held real estate investment trust focused on the development and ownership of office and industrial properties. Mr. Ingraham graduated from the University of Texas at Austin with a BBA in Finance. We believe Mr. Ingraham’s qualifications to sit on our board include his substantial financial and business expertise as the chief executive officer of several companies in the real estate industry and his significant board experience serving on boards of other public companies.

SECURITY OWNERSHIP

The following table sets forth information regarding ownership of our common stock as of April 1, 2013, the Record Date, by (a) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our outstanding common stock, (b) each of our directors and nominees for director, (c) each of our named executive officers and (d) all directors and executive officers as a group.

Beneficial ownership in this table is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after April 1, 2013. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after April 1, 2013 are included for that person or group but not the stock options of any other person or group. Percentage of beneficial ownership is based on the shares of common stock outstanding as of April 1, 2013. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Held	Approximate Percentage of Common Stock Outstanding
5% Stockholders:
Entities affiliated with Apax Excelsior VI, L.P. (2)	2,505,919	3.27%
Entities affiliated with Baron Capital Group, Inc. (3)	5,912,531	7.84
William Blair & Company, LLC (4)	6,475,651	8.58
Janus Capital Management LLC (5)	5,428,983	7.20
T. Rowe Price Associates, Inc. (6)	5,281,517	7.00
Entities affiliated with Stephen T. Winn (7)	26,769,231	34.92
Named Executive Officers, Directors and Nominees:
Stephen T. Winn (7)	26,769,231	34.92
Timothy J. Barker (8)	574,660	*
Margot Carter (9)	91,224	*
Ashley Chaffin Glover (10)	144,385	*
William Chaney (11)	87,626	*
Alfred R. Berkeley, III (12)	132,782	*
Peter Gyenes (13)	60,282	*
Scott S. Ingraham (14)	21,109	*
Charles Kane (15)	9,983	*
Jeffrey T. Leeds (16)	142,150	*
Jason A. Wright (17)	2,520,535	3.29%
All executive officers and directors as a group (14 people) (18)	30,890,160	40.30

(1)	Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise noted below, the address of each person listed on the table is c/o RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007.
(2)

Pursuant to Statements of Changes in Beneficial Ownership on Form 4 filed by such stockholders on March 13, 2013, represents 2,141,314 shares held by Apax Excelsior VI, L.P., 174,911 shares held by Apax Excelsior VI-A C.V., 116,522 shares held by Apax Excelsior VI-B C.V. and 73,172 shares held by Patricof Private Investment Club III, L.P. Apax Managers, Inc., or Apax Managers, is the general partner of Apax Excelsior VI Partners, L.P., or Apax Excelsior VI Partners, which is the general partner of each of Apax Excelsior VI, L.P., Apax Excelsior VI-A C.V., Apax Excelsior VI-B C.V. and Patricof Private Investment Club III, or the Apax Funds. John F. Megrue is the sole director of Apax Managers, Inc. and may be deemed to have voting and dispositive power over the shares held by the Apax Funds. Mr. Megrue disclaims beneficial ownership over the shares held by the Apax Funds except to the extent of his pecuniary interest therein. The address of the Apax Funds and their affiliated entities and individuals is 601 Lexington

Avenue, New York, New York 10022. For a discussion of our material relationships with the Apax Funds and affiliated entities, see “Certain Relationships and Related Party Transactions.”
(3)	Pursuant to a Schedule 13G/A filed February 14, 2013, represents 5,912,531 shares beneficially owned by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc., a registered investment adviser and a wholly owned subsidiary of Baron Capital Group, Inc. (“BAMCO”), Baron Capital Management, Inc., a registered investment adviser and a wholly owned subsidiary of Baron Capital Group, Inc. (“BCM”), and Ronald Baron, who owns a controlling interest in BCG, 767 Fifth Avenue, 49th Floor, New York, NY 10153. (i) BCG reported that it had shared voting power of 5,497,531 shares and shared dispositive power of 5,912,531 shares; (ii) BAMCO reported that it had shared voting power of 5,242,973 shares and shared dispositive power of 5,657,973 shares; (iii) BCM reported that it had shared voting power of 254,558 shares and shared dispositive power of 254,558 shares; and (iv) Mr. Baron reported that he had shared voting power of 5,497,531 shares and shared dispositive power of 5,912,531 shares.
(4)	Pursuant to a Schedule 13G filed February 4, 2013, represents 6,475,651 shares beneficially owned by William Blair & Company, LLC (“WB&C”), 222 West Adams Street, Chicago, IL 60606 a registered investment adviser reported that it had sole voting and dispositive power of 6,475,651 shares.
(5)	Pursuant to a Schedule 13G filed February 14, 2013, represents 5,428,983 shares beneficially owned by Janus Capital Management LLC (“Janus Capital”), 151 Detroit Street, Denver, Colorado 80206. Janus Capital is an investment adviser in accordance with Section 240.13d-1(b)(ii)(E) as well as a parent holding company/control person in accordance with Section 240.13d-1(b)(ii)(G). Janus Capital has a direct 95.67% ownership stake in INTECH Investment Management (“INTECH”) and a direct 77.8% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner with sole voting and sole dispositive power of 5,428,983 shares.
(6)	Pursuant to a Schedule 13G filed February 13, 2013, represents 5,281,517 shares beneficially owned by T. Rowe Price Associates, Inc. (“Price Associates”), 100 E. Pratt Street, Baltimore, Maryland 21202. Price Associates is a registered investment adviser in accordance with Section 203 of the Investment Advisers Act of 1940. Price Associates reported that it had shared voting power of 890,817 shares and shared dispositive power of 5,281,517 shares.
(7)	Represents 4,974,805 shares held by Stephen T. Winn, of which 113,353 are subject to forfeiture to by us, 63,750 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Winn that are fully vested and exercisable within 60 days of April 1, 2013, 20,311,795 shares held by Seren Capital, Ltd., 53,219 shares held by Seren Catalyst, L.P., 378,504 shares held by Stephen T. Winn 1996 Family LP A, and 987,158 shares held by Melinda G. Winn and Stephen T. Winn, as trustees of the Melinda G. Winn 2010 QTIP Trust. Stephen T. Winn is the sole manager and president of Seren Capital Management, L.L.C., which is the general partner of Seren Capital, Ltd. and Seren Catalyst, L.P., or the Seren Partnerships and, by virtue of this relationship, has sole voting and dispositive power over the shares held by the Seren Partnerships. Mr. Winn is the sole manager and president of Stephen T. Winn Management, L.L.C., which is the general partner of Stephen T. Winn 1996 Family LPA and has voting and dispositive power over the shares held by Stephen T. Winn 1996 Family LPA. Stephen T. Winn and Melinda G. Winn are trustees of the Melinda G. Winn 2010 QTIP Trust and share voting and dispositive power over the shares held by the Melinda G. Winn 2010 QTIP Trust.
(8)	Represents 191,285 shares held by Timothy J. Barker, of which 76,508 are subject to forfeiture to us, and 383,375 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Barker that are fully vested and exercisable within 60 days of April 1, 2013.
(9)	Represents 54,849 shares held by Margot Carter, of which 50,945 are subject to forfeiture to us, and 36,375 shares issuable upon the exercise of options to purchase shares of our common stock held by Ms. Carter that are fully vested and exercisable within 60 days of April 1, 2013.

(10)	Represents 69,037 shares held by Ashley Chaffin Glover, of which 52,603 are subject to forfeiture to us, and 75,348 shares issuable upon the exercise of options to purchase shares of our common stock held by Ms. Chaffin Glover that are fully vested and exercisable within 60 days of April 1, 2013.
(11)	Represents 47,141 shares held by William Chaney, of which 36,930 are subject to forfeiture to us, and 40,485 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Chaney that are fully vested and exercisable within 60 days of April 1, 2013.
(12)	Represents 35,721 shares held by Alfred R. Berkeley, III, of which 14,230 are subject to forfeiture to us, 54,561 shares held jointly by Alfred R. Berkeley III and Muriel Van Dusen Berkeley as tenants in entirety and 42,500 held by Muriel Van Dusen Berkeley and Richard M. Berkeley, as Trustees of the 2009 Berkeley Family Resource Trust dated December 11, 2009, or the Berkeley Family Trust. Muriel Van Dusen Berkeley and Richard M. Berkeley are the trustees of the Berkeley Family Trust and share voting and dispositive power over the shares held by the Berkeley Family Trust. By virtue of his relationship with his spouse, Muriel Van Dusen Berkeley, Alfred R. Berkeley may be deemed to share voting and dispositive power over the shares held by the Berkeley Family Trust.
(13)	Represents 21,282 shares held by Peter Gyenes, of which 14,230 are subject to forfeiture to us, and 39,000 shares issuable upon the exercise of options to purchase shares of our common stock held by Mr. Gyenes that are fully vested and exercisable within 60 days of April 1, 2013.
(14)	Represents 21,109 shares held by Scott S. Ingraham, of which 9,805 are subject to forfeiture to us.
(15)	Represents 9,983 shares held by Charles Kane, of which 9,983 are subject to forfeiture to us.
(16)	Represents 142,150 shares held by Jeffrey T. Leeds, of which 11,560 are subject to forfeiture to us.
(17)	Represents 14,616 shares held by Jason A. Wright, of which 11,560 are subject to forfeiture to us, 2,141,314 shares held by Apax Excelsior VI, L.P., 174,911 shares held by Apax Excelsior VI-A C.V., 116,522 shares held by Apax Excelsior VI-B C.V. and 73,172 shares held by Patricof Private Investment Club III, L.P. Apax Managers, Inc., or Apax Managers, is the general partner of Apax Excelsior VI Partners, L.P., or Apax Excelsior VI Partners, which is the general partner of each of Apax Excelsior VI, L.P., Apax Excelsior VI-A C.V., Apax Excelsior VI-B C.V. and Patricof Private Investment Club III, or the Apax Funds. John F. Megrue is the sole director of Apax Managers, Inc. and may be deemed to have voting and dispositive power over the shares held by the Apax Funds. Mr. Megrue disclaims beneficial ownership over the shares held by the Apax Funds except to the extent of his pecuniary interest therein. The address of the Apax Funds and their affiliated entities and individuals is 601 Lexington Avenue, New York, New York 10022.
(18)	Consists of 5,717,964 shares held of record by our directors and executive officers, 838,540 shares issuable upon the exercise of options held by our directors and executive officers that are fully vested and exercisable within 60 days of April 1, 2013 and 24,333,656 shares held by entities over which our directors and executive officers may be deemed to have voting or dispositive power.

CORPORATE GOVERNANCE

Board Leadership Structure

Our board of directors believes that our Chief Executive Officer, Stephen T. Winn, is best situated to serve as Chairman because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Our independent directors have different perspectives and roles in strategic development. Our independent directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise. Our board of directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the board of directors, which are essential to effective governance. Mr. Jason A. Wright serves as our lead independent director. Our lead independent director is responsible for coordinating activities of our other independent directors and performing various other duties as directed by our board of directors.

The independent directors on our board of directors and board committees generally meet quarterly in executive session. In addition, our audit committee holds an executive session at each of its meetings and our compensation committee holds an executive session at the meeting in which annual compensation is reviewed and determined. On occasion, our independent directors invite our Chief Legal Officer to attend executive sessions in her role as legal counsel, but members of management, including Mr. Winn, are otherwise not present at executive sessions of board and committee meetings.

Risk Oversight

Our board of directors oversees risk management in a number of ways. Our audit committee oversees the management of financial and accounting related risks as an integral part of it duties. Similarly, our compensation committee considers risk management when setting the compensation policies and programs for our executive officers and other employees. Our full board of directors receives reports on various risk related items at each of its regular meetings including risks related to intellectual property, taxes, products and employees. Our board of directors also receives periodic reports on our efforts to manage such risks through safety measures, insurance or self-insurance.

Director Independence

Under the listing requirements of the NASDAQ Stock Market, a majority of our board of directors must be comprised of independent directors. Our board of directors has determined that each of Mr. A. Berkeley, Mr. Gyenes, Mr. Ingraham, Mr. Kane, Mr. Leeds, and Mr. Wright is independent under applicable NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and governance committee. Our board of directors has determined that each member of each committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations. Our board of directors has adopted a charter for each committee that is available without charge, upon request in writing to RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, Attn: Chief Legal Officer or on the investor relations portion of our website at http://www.realpage.com. We believe that the composition, charter and functioning of each of our committees comply with the applicable requirements of NASDAQ and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The table below lists the current membership of each committee and the number of committee meetings held in 2012.

Name of Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Alfred R. Berkeley, III		Member
Peter Gyenes	Member	Chairman	Member
Scott Ingraham	Member		Member
Charles Kane (1)(2)	Chairman	Member	Member
Jeffrey T. Leeds			Chairman
Jason A. Wright (2)	Member	Member	Member

Number of meetings held in 2012	6	6	4

(1)	Mr. Kane was elected to the board in June 2012 and was also appointed to serve on the audit committee, compensation committee and the nominating and governance committee.
(2)	Mr. Wright served as chairman of our audit committee until February 2013. Mr. Kane has served as chairman of the audit committee since February 2013.

The primary responsibilities of each committee are described below.

Audit Committee

Our audit committee’s responsibilities are specifically set forth in the committee’s charter, which can be found at www.realpage.com. Among other things, the audit committee is responsible for:

•	approving the audit and non-audit services to be performed by our independent auditors;

•	evaluating the qualifications, performance and independence of our independent auditors;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results;

•	preparing the audit committee report required in this prospectus and in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our board of directors has determined that each member of our audit committee meets the requirements for financial literacy and sophistication, and qualifies as an “audit committee financial expert,” under the applicable requirements of NASDAQ and SEC rules and regulations.

Compensation Committee

Our compensation committee’s responsibilities are specifically set forth in the committee’s charter, which can be found at www.realpage.com. Among other things, the compensation committee is responsible for:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•

reviewing and approving the following for our Chief Executive Officer and our other executive officers: annual base salaries, annual incentive bonuses, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control arrangements and any other benefits, compensation or arrangements;

•	reviewing the succession planning for our executive officers;

•	reviewing and recommending compensation goals and bonus and stock compensation criteria for our employees;

•	reviewing and recommending compensation programs for outside directors;

•	preparing the compensation discussion and analysis and compensation committee report that the SEC requires in our annual proxy statement;

•	administering, reviewing and making recommendations with respect to our equity compensation plans; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our board of directors has determined that each member of our compensation committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended, or the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.

Nominating and Governance Committee

Our nominating and governance committee’s responsibilities are specifically set forth in the committee’s charter, which can be found at www.realpage.com. Among other things, the nominating and governance committee is responsible for:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the board of directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

•	overseeing the evaluation of our board of directors and management;

•	recommending members for each board committee to our board of directors;

•	reviewing and monitoring our code of business conduct and ethics and actual and potential conflicts of interest of members of our board of directors and officers; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

Our nominating and governance committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this Proxy Statement under “Deadline for Receipt of Stockholder Proposals.” When considering a potential director candidate, the nominating and governance committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. The nominating and governance committee also considers issues of diversity, such as education, professional experience and differences in viewpoints and skills. The nominating and governance committee does not have a formal policy with respect to diversity; however, the board of directors and the nominating and governance committee believe that it is important that the members of the board of directors represent diverse viewpoints. The nomination and governance committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. There are no differences in the manner in which the nomination and governance committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. To date, we have not paid any third party to identify or assist in identifying or evaluating potential nominees.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics. The code applies to all of our employees, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), directors and consultants. The full text of our code of business conduct and ethics is posted on the investor relations portion of our website at http://www.realpage.com and is available without charge, upon request in writing to RealPage, Inc., 4000 International Parkway, Carrollton, Texas 75007, Attn: Chief Legal Officer. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our website to the extent and in the manner permitted by Item 5.05 of Form 8-K.

Hedging, Short Sale and Pledging Policy under our Insider Trading Policy

The Company’s insider trading policy prohibits all employees, including our executive officers, directors and agents of the Company from purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s securities. All employees, including our executive officers, directors and agents of the Company are also prohibited from pledging Company securities or engaging in short sales of the Company’s securities.

Communications to the Board of Directors

Stockholders may communicate with members of our board of directors by mail addressed to the Chairman, any other individual member of the board, to the full board, or to a particular committee of the board. In each case, such correspondence should be sent to the following address: 4000 International Parkway, Carrollton, Texas 75007, Attention: Corporate Secretary. Correspondence received that is addressed to the members of our board of directors will be reviewed by our Chief Legal Officer or her designee, who will forward such correspondence to the appropriate members of the board.

Board Meetings and Attendance

Our board of directors held a total of 8 meetings during 2012. No director attended fewer than 75% of the total number of meetings of the board and the total number of meetings held by all committees of the board on which such member served.

Director Attendance at Annual Meetings of Stockholders

We encourage, but do not require, our directors to attend our annual stockholders meeting. Our 2012 annual stockholders meeting was attended by one of our directors, Stephen T. Winn, our Chairman and CEO.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2012, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described under “Executive Compensation,” and the transactions described below.

Stock Options

Certain stock option and restricted stock grants to our non-employee directors are described in “Director Compensation.”

Certain stock option grants to our named executive officers are described in “Executive Compensation — Grants of Plan-Based Awards,” “Executive Compensation — Outstanding Equity Awards at December 31, 2012” and “Executive Compensation — Employment Agreements.”

Employment Arrangements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers that include, among other things, compensation terms, provisions regarding payments upon termination in certain circumstances and confidentiality and non-competition provisions. The employment agreements with our named executive officers are described under “Executive Compensation — Employment Agreements.”

Other Relationships

Christopher Winn, son of Stephen T. Winn, our Chairman, CEO and President, was employed by the Company from October 2006 until August 2012. In August 2012, we engaged Christopher Winn as a consultant on prospective acquisitions. In 2012, Christopher Winn’s total compensation was approximately $657,000, which includes approximately $78,000 in wages, approximately $80 for group term life, approximately $546,000 in proceeds from exercise of stock options and shares acquired through vested restricted stock valued at approximately $33,000.

Scott S. Ingraham began serving on our board of directors in 2012. Mr. Ingraham is an investor in Zuma Capital Greenville LLC (“ZCG”), which is a minority member of the parent entity of the entities from which we acquired certain assets relating to the LevelOne business in November 2010. Pursuant to the LevelOne acquisition agreement, we held back a portion of the purchase price for a period of time in order to ensure payment for any claims that arose post-acquisition, which amount, net of claims and adjustments, was paid in May 2012. ZCG’s interest in this pay-out, based on its ownership percentage of such parent entity, was approximately $500,000 and Mr. Ingraham’s interest in this pay-out, based on his ownership interest in ZCG, was approximately $200,000. Mr. Ingraham also serves on the Board of Trust Managers of Camden Property Trust, one of our larger customers.

There are no family relationships among any of our directors or executive officers.

Policies and Procedures for Related Party Transactions

Our audit committee is responsible for reviewing and approving in advance any related party transaction. The audit committee has not adopted specific policies or guidelines relating to the approval of related party transactions. The directors who are members of our audit committee determine whether to approve related party transactions in the exercise of their fiduciary duties as directors and members of the audit committee.

DIRECTOR COMPENSATION

Determining Compensation for Non-Employee Directors in 2012

Our compensation committee reviews and makes recommendations to the board regarding the form and amount of compensation for non-employee directors. Directors who are employees of the Company receive no compensation for service on the board. The Company’s director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active board membership. Our compensation committee and our board of directors believed that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the board and its committees, and an equity component, designed to align the interests of directors and stockholders and, by vesting over time, to create an incentive for continued service on the board.

Discussion of Director Compensation

In 2012, the annual compensation for our non-employee directors was comprised of cash compensation in the form of an annual retainer and meeting and committee fees and equity compensation in the form of stock options and restricted stock awards. Each of these components is described below.

Independent Director Compensation Plan

On February 17, 2011, our compensation committee amended our independent director compensation plan as follows:

Retainer	$6,000 per quarter
Audit committee chair retainer	$4,500 per quarter
Audit committee member (excluding chair) retainer	$3,000 per quarter
Other board committee chair retainer	$3,000 per quarter
Other committee member (excluding chair) retainer	$1,500 per quarter
Annual equity grant	$100,000 restricted stock value (1)

(1)	The forfeiture provision of each annual restricted stock grant will lapse with respect to 6.25% of the restricted shares subject to the grant each quarter commencing on the first day of the calendar quarter immediately following the grant date for 16 consecutive quarters, subject to the continuous service of the director through each applicable date.

On February 19, 2013, our compensation committee amended our independent director compensation plan as follows:

Retainer	$7,500 per quarter
Audit committee chair retainer	$4,500 per quarter
Audit committee member (excluding chair) retainer	$3,000 per quarter
Other board committee chair retainer	$3,000 per quarter
Other committee member (excluding chair) retainer	$1,500 per quarter
Annual equity grant	$120,000 restricted stock value (1)
Prorated annual equity grant – directors elected or appointed After April 1	Prorated portion of $120,000 restricted stock value (1)(2)

(1)	The forfeiture provision of each annual restricted stock grant will lapse with respect to 6.25% of the restricted shares subject to the grant each quarter commencing on the first day of the calendar quarter immediately following the grant date for 16 consecutive quarters, subject to the continuous service of the director through each applicable date.
(2)

If election or appointment as an independent director occurs after April 1st in the year of election, an independent director will automatically be granted a prorated portion of the Annual Award on the following April 1st. The prorated number of shares of restricted stock granted shall be determined based on the number of unexpired months remaining in the fiscal year of election or appointment.

The term “independent directors” for purposes of our independent director compensation plan, as amended on February 17, 2011, means each of our non-employee directors. The annual equity grants occur automatically on April 1 of each year, beginning April 1, 2011, pursuant to the terms of our 2010 Equity Incentive Plan.

On April 1, 2013, pursuant to our amended independent director compensation plan and the automatic annual restricted stock grant provisions of our 2010 Equity Incentive Plan, we issued 5,892 shares of our common stock to each of Alfred R. Berkeley, III, Peter Gyenes, Scott S. Ingraham, Jeffrey T. Leeds and Jason A. Wright. Mr. Charles Kane received the automatic annual restricted stock award for 5,892 shares and an additional prorated portion of the annual restricted stock grant for 4,091 shares based on his service as a director following his appointment to the board in June 2012.

Director Compensation Table for Year Ended December 31, 2012

The following table sets forth the annual director compensation paid or accrued by us to individuals who were directors during any part of 2012. The table excludes Stephen T. Winn, who is our Chief Executive Office and who did not receive any compensation from us in his role as director in 2012.

DIRECTOR COMPENSATION TABLE FOR YEAR ENDED DECEMBER 31, 2012

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total ($)
Alfred R. Berkley, III	$34,500	$100,010	$134,510
Peter Gyenes	54,000	100,010	154,010
Scott Ingraham	42,000	100,010	142,010
Charles Kane (2)	24,000	—	24,000
Jeffrey T. Leeds	34,500	100,010	134,510
Jason A. Wright	52,500	100,010	152,510

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 7 of Notes to the Consolidated Financial Statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K for the year ended on December 31, 2012 as filed with the SEC.
(2)	Mr. Kane was appointed to our board in June 2012 and did not receive compensation as a director prior to his election.

EXECUTIVE OFFICERS

Set forth below is the name, age, and position of each of our executive officers as of the Record Date.

Name of Executive Officer	Age	Position
Stephen T. Winn	66	Chairman of the Board of Directors, Chief Executive Officer, President and Director
Timothy J. Barker	50	Chief Financial Officer and Treasurer
Margot Carter	45	Executive Vice President, Chief Legal Officer and Secretary
Ashley Chaffin Glover	41	Executive Vice President, Chief Sales & Marketing Officer
William Chaney	42	Executive Vice President, Enterprise Solutions
Janine Steiner Jovanovic	42	Executive Vice President, Asset Optimization Solutions
Alex Chang	44	Executive Vice President, Marketing Solutions
Jason D. Lindwall	42	Senior Vice President, Chief Operations Officer
Kurt E. Twining	58	Senior Vice President, Chief People Officer

See “Election of Directors” for additional information with respect to Mr. Winn.

Timothy J. Barker has served as our Chief Financial Officer and Treasurer since he joined us in October 2005. Prior to joining us, Mr. Barker served from March 2003 to September 2005 as Chief Financial Officer of etalk Corporation, a provider of enterprise class contact management performance solutions. From August 2000 to March 2003, Mr. Barker worked as an independent consultant and provided chief financial officer consulting services to public and private companies. From November 1995 to July 2000, Mr. Barker held various positions at F.Y.I. Incorporated (most recently known as SourceHov LLC), a document and information outsourcing solution provider, including Executive Vice President and Chief Financial Officer. Mr. Barker received his B.B.A. in accounting from Texas Tech University and has been a Certified Public Accountant in the state of Texas since 1985.

Margot Carter has served as our Executive Vice President, Chief Legal Officer and Secretary since May 2010. Since 1998, Ms. Carter served as the founder and President of Living Mountain Capital L.L.C., a business advisory consulting firm specializing in corporate development, strategic alliances and restructurings. From June

2004 to August 2007, Ms. Carter was Executive Vice President, General Counsel and Secretary at The Princeton Review, Inc. through its share issuance to Bain Capital Venture Investors, LLC. From February 2003 to March 2004, Ms. Carter was Executive Vice President, General Counsel, Managing Director and Secretary at Soundview Technology Group, Inc. through its sale to The Charles Schwab Corporation. From November 2001 to January 2003, Ms. Carter served as Vice President, Assistant General Counsel and Assistant Secretary of Cantor Fitzgerald and its affiliate eSpeed, Inc., which was acquired by BGC Partners, Inc. From May 1996 to July 2000, she was Senior Vice President, General Counsel and Secretary of F.Y.I. Incorporated (most recently known as SourceHov LLC), a document and information outsourcing solution provider. Previously, she was a business and finance attorney at Morgan, Lewis & Bockius LLP in New York City. Ms. Carter received her B.A. in economics and history from SUNY Binghamton and her J.D. from Fordham University School of Law.

Ashley Chaffin Glover has served as our Executive Vice President, Chief Sales and Marketing Officer since February 2012 and previously served as our Executive Vice President, Multifamily Solutions from January 2010 to February 2012, as our Executive Vice President, Resident Solutions from April 2009 to January 2010 and as our Senior Vice President, President, Velocity Utility and Billing Services, from March 2005 until April 2009. From November 2004 through early March 2005, Ms. Chaffin Glover served us in a consulting capacity in conjunction with our acquisition of The Pleco Group, LLC. From August 1995 to July 1997 and again from August 1999 to July 2003, Ms. Chaffin Glover handled both international and domestic assignments for McKinsey & Company. Ms. Chaffin Glover received her B.S. in computer science from Southern Methodist University and her M.B.A. from Harvard University.

William Chaney has served as our Executive Vice President, Enterprise Solutions since August 2012. With his extensive experience in our enterprise solution offerings, Mr. Chaney leads the OneSite, Propertyware, RealPage Exchange, Velocity, OpsTechnology and Compliance Depot divisions. Previously he served as President, Velocity from 2009 and managed all aspects of RealPage’s resident billing, invoicing, payments, and infrastructure businesses. Mr. Chaney also previously served as our Senior Vice President of product management, leading the payment services team responsible for RealPage’s integrated web-based payment processing solution. Prior to joining RealPage, Mr. Chaney served as group president of Jack Henry & Associates Enterprise Payment Solutions from October 2004 to June 2008 and CEO of Select Payment Processing from August 1999 to October 2004. Mr. Chaney received his B.S. in computer science from Texas Christian University.

Janine Steiner Jovanovic has served as our Executive Vice President, Asset Optimization Solutions since August 2012. Ms. Steiner Jovanovic has over 15 years of experience in assisting real estate companies to capitalize on the opportunities afforded by innovative technology. Previously she served as President of YieldStar and MPF Research, where she was responsible for delivering RealPage’s revenue management and market intelligence solutions to the multifamily industry. Prior to joining RealPage in 2007, Ms. Steiner Jovanovic was Senior Vice President of administrative services at JPI Companies and Senior Manager within KPMG’s real estate consulting practice, working with numerous industry leaders to maximize their organizations’ capabilities through the implementation of technology solutions, combined with business process and organizational redesign. Ms. Steiner Jovanovic received her B.A. from Brandeis University in European cultural studies and her M.A. from University of Toronto in comparative literature.

Alex Chang has served as our Executive Vice President, Marketing Solutions since September 2012. Mr. Chang was founder and CEO of Roost.com, a real estate solutions technology company spanning search, SEO and social media marketing solutions from May 2007 through December 2011, Mr. Chang also served as Vice President of Vertical Response, an email service provider from December 2011 through September 2012. Prior to that, he was a key member of the leadership team that launched Walmart.com, serving as Senior Director of Services. Mr. Chang received his B.A. in political science from Middlebury College and his M.B.A. from the University of California, Berkeley, Haas School of Business.

Jason D. Lindwall has served as our Senior Vice President, Chief Operations Officer since joining us in April 2008. Prior to joining us, Mr. Lindwall held various positions, including Chief Information Officer, at Aspen Square Management, Inc. from December 1993 to February 2008. Mr. Lindwall received his B.S. in business administration computer information systems from Western New England College.

Kurt E. Twining has served as our Senior Vice President, Chief People Officer since joining us in July 2011. Prior to joining us Mr. Twining was a General Manager and Partner for Buck Consulting from July 2009 to May 2011. Prior to joining Buck Consulting, Mr. Twining was the Senior Vice President of Human Resources and Security for Freescale Semiconductor from July 2005 to September 2008. He has also held various other positions, including Principal and General Manager for the Hay Group, Senior Vice President of Human Resources for AmeriServe, Vice President of Human Resources for PepsiCo Food Systems and progressive human resources positions for Texas Instruments. Mr. Twining received his B.S. in Criminal Justice from Michigan State University and his M.S. in Industrial Labor Relations.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our principal executive officer, principal financial officer and each of the next three most highly compensated executive officers, referred to as our named executive officers, for 2012 should be read together with the compensation tables and related disclosures that follow this discussion.

Compensation Philosophy and Objectives

Our philosophy is to provide compensation to each of our named executive officers that is commensurate with his or her position and experience, provide challenging but reasonably attainable incentives for the named executive officer to meet and exceed short-term and long-term corporate objectives as determined by our board of directors and align the named executive officers’ incentives with the long-term interests of our stockholders. Additionally, our executive compensation program is intended to provide significant motivation for each of our named executive officers to remain employed by us unless and until our board of directors finds that retention of the named executive officer is no longer in accord with our corporate objectives. The compensation committee was involved with the risk review of our compensation programs and has concluded that none of the programs incentives for executives or employees encourage actions that would result in a material adverse impact on the Company.

Based on this philosophy, the primary objectives of our board of directors and compensation committee with respect to executive compensation are to:

•	attract, retain and motivate skilled and knowledgeable executive talent;

•	ensure that executive compensation is aligned with our corporate strategies and business objectives; and

•	align the incentives of the named executive officers with the creation of value for stockholders.

To achieve these objectives, our compensation committee periodically evaluates our executive compensation program with the goal of establishing compensation at levels our compensation committee believes to be competitive with those of our competitive peer group companies and other companies in our geographical regions that compete with us for executive talent. Additionally, we design our executive compensation program to tie a portion of each named executive officer’s overall cash compensation to key strategic, financial and operational goals set by our board of directors.

Compensation Decision-Making Process

Our compensation committee is responsible for overseeing and approving our executive compensation program. Our compensation committee currently consists of four members. The current members of our compensation committee are Alfred R. Berkeley, III, Peter Gyenes, Charles Kane and Jason A. Wright. Mr. Gyenes has been appointed to serve as the Chairman of our compensation committee. Our board of directors has determined that each member of our compensation committee is independent under the applicable requirements of NASDAQ and SEC rules and regulations, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. For a discussion of the specific responsibilities of our compensation committee, see “Corporate Governance — Committees of the Board of Directors.”

Our Chief Executive Officer makes base salary, cash bonus and long-term incentive compensation recommendations to the compensation committee for each of our named executive officers based on his or her level of responsibility, performance and contribution to achieving our overall corporate objectives. Our compensation committee considers the Chief Executive Officer’s input but retains complete authority to approve all compensation related decisions for our named executive officers. Additionally, our Chief Executive Officer is not permitted to be present during deliberations or voting by the compensation committee regarding his performance goals, performance evaluation or compensation level and abstains from voting in sessions where our board of directors acts on the compensation committee’s recommendations regarding his compensation.

For purposes of determining compensation levels for our named executive officers, our compensation committee considers the recommendations of our Chief Executive Officer, our overall achievement of corporate objectives, the level of responsibility, performance and individual contributions of our named executive officers, public company proxy data, survey group market data, each named executive officer’s equity ownership and the compensation committee members’ own experience in compensation-related matters. The compensation committee also considers the results of the advisory “say-on-pay” vote. At our 2011 annual stockholders meeting, a substantial majority of shares present at the meeting (97.7%) were voted to approve the executive compensation program described in our 2011 proxy statement. Based on this strong stockholder support, the compensation committee has continued to implement the executive compensation program. For purposes of evaluating compensation levels for 2011, 2012 and 2013, our compensation committee also considered competitive market benchmarking data as described in “Executive Compensation — Competitive Positioning.” Based on these considerations, our compensation committee approved compensation packages for each of our named executive officers in 2012, the components of which are further described in “Executive Compensation — Compensation Components.”

In February 2012, our compensation committee approved 2012 salaries for our named executive officers and our 2012 Management Incentive Plan.

Competitive Positioning

Competitive market data is an important component in determining the amount of each element of compensation for each named executive officer. The compensation committee utilizes Pearl Meyer & Partners (“PM&P”), an executive compensation consulting firm, to provide advice on the structure of executive compensation as well as competitive data on base salary, total cash compensation and long-term incentives. In addition, the compensation committee reviews the total compensation package for each named executive officer from the perspective of total direct compensation, which includes base salary, annual incentive plan and the value of the long-term incentive grant.

Our compensation committee has the authority to engage outside consultants from time to time, as the committee sees fit, to conduct market reviews of our executive compensation program and philosophy in order to assess the competitiveness of our program. In the fourth quarter of 2012, our compensation committee engaged PM&P to conduct an independent market review of our executive compensation program. To analyze our executive compensation program, PM&P used public company proxy data and survey group market data references to compare our total compensation practices for our executives to those in our market:

•

Select Peer Group. Publicly available data for a competitive peer group of 14 publicly traded companies of similar industry, revenue size and business model, with median revenue and market capitalization size equal to $325,000,000 and $1,217,000,000, respectively, and

•	Survey Group. Published surveys focused in the technology industry. (Radford and the CHiPs Executive Benchmarking Surveys), using similar-sized revenue cuts of data.

The Select Peer Group for 2012 was developed in consultation between our compensation committee, our management team and PM&P and consisted of the following organizations:

Kenexa Corporation	athenahealth, Inc
Ultimate Software Group, Inc.	SuccessFactors, Inc.
Concur Technologies, Inc.	Constant Contact, Inc.
Taleo Corporation	DemandTec, Inc.
RightNow Technologies	Intralinks
NetSuite Inc.	Salesforce.com
Logmein	Vocus

PM&P benchmarked our 2012 executive compensation levels, including base salaries, performance-based cash bonuses and long-term equity incentive awards, to those of other executives in the Select Peer Group. The PM&P report indicated pay levels on average (with variation by executive), target cash compensation (base salary plus target bonus) and target total direct compensation (total cash plus LTI value), is between the 60th and 55th percentiles, respectively.

The Select Peer Group for 2013 was developed in consultation between our compensation committee, our management team and PM&P and consisted of the following organizations:

Advent Software Inc.	DealerTrack Holding Inc.
athenahealth, Inc.	Ebix Inc.
Blackbaud Inc.	Kenexa Corporation
Bottomline Technologies Inc.	NetSuite Inc.
Concur Technologies, Inc.	SS&C Technologies Holding Inc.
Constant Contact, Inc.	Synchronoss Technologies
CoStar Group Inc.	Ultimate Software Group, Inc.

Pursuant to its charter, the compensation committee has the authority to select and retain independent advisors and counsel to assist it with carrying out its duties and responsibilities, and we have provided appropriate funding to the committee to do so. The compensation committee has exercised this authority to engage PM&P as its compensation consultant. PM&P serves as an advisor to the compensation committee on topics primarily related to Board and executive compensation. PM&P reports directly to the compensation committee Chair, takes direction from the compensation committee, and does not provide us with any services other than the services provided at the request of the compensation committee.

The committee regularly reviews the services provided by its outside consultants and believes that PM&P is independent in providing executive compensation consulting services. The committee conducted a specific review of its relationship with PM&P in 2012 and determined that PM&P’s work for the committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and by the SEC and the NASDAQ. The compensation committee continues to monitor the independence of its compensation consultant on a periodic basis.

Compensation Components

Base Salaries

Base salaries are used to recognize the experience, skills, knowledge and responsibilities required of all our named executive officers. Base salaries for our named executive officers have typically been negotiated as a part of the employment agreements with our named executive officers at the outset of employment. However, from time to time, consistent with our executive compensation program objectives, base salaries for our named executive officers, together with other components of compensation, are evaluated for adjustment by our compensation committee based on an assessment of the overall achievement of corporate objectives, each named executive officer’s sustained performance and compensation trends in our industry. Each named executive officer’s employment agreement requires that his or her base salary be reviewed no less frequently than annually; however, none of our named executive officers has an employment agreement that provides for automatic or scheduled increases in base salary.

In February 2012, our compensation committee conducted a review of our executive compensation program for purposes of evaluating compensation levels for our executives for 2012. Based on the considerations described above in “Executive Compensation — Compensation Decision-Making Process,” our compensation committee approved base salaries to be effective as of March 1, 2012 for each of our named executive officers. The percentage increase for each named executive officer was based on our compensation committee’s assessment of the various considerations described above. The table below shows base salaries for our named executive officers for 2011 and 2012.

Named Executive Officer	Current Title	2011 Base Salary (1)	2012 Base Salary (2)	% Increase
Stephen T. Winn	Chief Executive Officer, Chairman of the Board	$450,000	$475,000	5.6%
Timothy J. Barker	Chief Financial Officer and Treasurer	360,000	380,000	5.6
Margot Lebenberg	Executive Vice President, Chief Legal Officer and Secretary	340,000	350,000	2.9
Ashley Chaffin Glover	Executive Vice President, Multifamily Solutions	340,000	340,000	—

(1)	Reflects base salary at end of 2011.
(2)	Reflects base salary at beginning of March 2012.

In February 2013, our compensation committee conducted a review of our executive compensation program for purposes of evaluating compensation levels for our executives for 2013. Based on the considerations described above in “Executive Compensation — Compensation Decision-Making Process,” our compensation committee approved base salaries to be effective as of March 1, 2013 for each of our named executive officers. The percentage increase for each named executive officer was based on our compensation committee’s assessment of the various considerations described above. The table below shows base salaries for our named executive officers for 2012 and 2013.

Named Executive Officer	Current Title	2012 Base Salary (1)	2013 Base Salary (2)	% Increase
Stephen T. Winn	Chief Executive Officer, Chairman of the Board, President and Director	$475,000	$500,000	5.3%
Timothy J. Barker	Chief Financial Officer and Treasurer	380,000	400,000	5.3
Margot Carter	Executive Vice President, Chief Legal Officer and Secretary	350,000	365,000	4.3
Ashley Chaffin Glover	Executive Vice President, Multifamily Solutions	340,000	350,000	2.9
William Chaney	Executive Vice President, Enterprise Solutions	320,000	330,000	3.1

(1)	Reflects base salary at end of 2012.
(2)	Reflects base salary at beginning of March 2013.

Performance-Based Cash Bonuses

Our named executive officers participate in our annual non-equity management incentive plan, or management incentive plan, along with our other senior managers. Our annual management incentive plan is intended to provide cash compensation to our named executive officers and senior managers for their contribution to the achievement of our strategic, operational and financial objectives. Our named executive officers earn amounts under our management incentive plan based on our achievement of financial performance objectives, including overall corporate revenue and adjusted EBITDA targets and product family specific revenue and profit targets for those participants of our management incentive plan that have direct responsibility over the operations specific to one of our product families, and an assessment of the named executive officer’s individual performance. Our compensation committee approves a management incentive plan each year that outlines overall corporate objectives for the fiscal year in addition to establishing guidelines for calculating management incentive plan bonuses in the event that performance objectives are partially achieved or exceeded.

A portion of our management incentive plan bonuses are typically paid out quarterly based on progression towards the annual achievement of performance objectives. The actual annual cash bonus paid to participants under our management incentive plan with respect to a particular fiscal year is adjusted at year end based on actual achievement of both financial and individual performance objectives.

The Management Incentive Plan for 2012 (“2012 MIP”) was approved by our compensation committee in February 2012. The 2012 MIP target bonus for Mr. Winn is 100% of Mr. Winn’s base salary with a maximum bonus potential of 200% of Mr. Winn’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of Mr. Winn’s target bonus. The 2012 MIP target bonus for Mr. Barker and Ms. Chaffin Glover is 62.5% of such named executive officer’s base salary with a maximum bonus potential of 200% of such named executive officer’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of such named executive officer’s target bonus. The 2012 MIP target bonus of Ms. Carter and Mr. Chaney is 50% of such named executive officer’s base salary with a maximum bonus potential of 200% of such named executive officer’s target bonus for achieving financial and individual performance objectives in excess of the targets and a minimum bonus potential of 0% of such named executive officer’s target bonus. The performance metrics under the 2012 MIP are the same as the performance metrics under our 2011 Management Incentive Plan and include revenue and adjusted EBITDA targets and individual performance ratings. For each of Mr. Winn, Mr. Barker and Ms. Carter, the achievement of 2012 bonus targets for overall corporate revenue, overall corporate adjusted EBITDA and individual performance ratings are weighted 30%, 45% and 25%, respectively. For each of Mr. Chaney and Ms. Chaffin Glover, the achievement of 2012 bonus targets for overall corporate revenue, overall corporate adjusted EBITDA and individual performance ratings are weighted 45%, 30% and 25%, respectively. We weighted the individual 2012 MIP for Mr. Chaney and Ms. Chaffin Glover more heavily toward achieving revenue over adjusted EBITDA because we believe that the positions held by these named executive officers have more direct influence over revenue performance than our other named executive officers. Our compensation committee retains the right to adjust targets and awards under the 2012 MIP based on (i) risk assessment inherent in the target and (ii) circumstances that were not anticipated when the targets were established.

Performance-Based Equity Incentives

Our Compensation Committee views option grants as pay for performance because the options granted only have value if the stock price increases.

The charts below set forth our 2012 Management Incentive Plan’s overall corporate internal revenue and adjusted EBITDA performance targets, the revenue and percentage of target revenue actually achieved and the adjusted EBITDA and percentage of target adjusted EBITDA actually achieved.

The following table summarizes the actual bonuses paid to our named executive officers pursuant to the 2012 Management Incentive Plan based on achievement of 2012 performance objectives as compared to each named executive officer’s target bonuses:

Executive	2012		Actual Bonus as a Percent of Target Bonus
	Target Bonus	Actual Bonus
Stephen T. Winn	$475,000	$168,460	35.5%
Timothy J. Barker	237,500	84,522	35.6
Margot Carter	175,000	68,059	38.9
Ashley Chaffin Glover	212,500	70,116	33.0
William Chaney	138,748	50,118	36.1

Equity Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers. Historically, our equity awards to our named executive officers have been in the form of stock options. Beginning in November 2010, our compensation committee began granting equity awards consisting of a combination of stock options and restricted stock awards. We believe that equity-based compensation provides our named executive officers with a direct interest in our long-term performance, creates an ownership culture and aligns the interests of our named executive officers and our stockholders.

Grants of stock option awards and awards of restricted stock, including those to our named executive officers, are all approved by our compensation committee and stock option awards are granted at an exercise price at or above the fair market value of our common stock on the date of grant. Consistent with the terms of our options granted to our other employees, options granted to our named executive officers typically vest over a four-year period in accordance with one of the following vesting schedules, subject to continued service through each applicable vesting date:

•	The stock option vests in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date; or

•

The stock option vests with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to continued service through each applicable date. We anticipate using this vesting schedule as our standard vesting schedule for future option grants subject to the discretion of our compensation committee.

Consistent with the terms of our restricted stock awards granted to our other employees, restricted stock awards granted to our named executive officers have provided for vesting in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date, subject to continued service through each applicable date. This vesting schedule was slightly modified by the compensation committee as described below.

We believe that the four-year vesting period of our stock option grants and restricted stock awards furthers our objective of executive retention as it provides an incentive to our executives to remain in our employ during the vesting period.

We typically make an initial stock option grant to new executives in connection with the commencement of his or her employment. Additionally, at the discretion of our board of directors and consistent with our executive compensation program objectives, our compensation committee typically evaluates and approves equity awards for our new employees quarterly and equity awards for our existing employees, including our named executive officers, annually, to re-establish or bolster incentives to retain our employees. The stock options we granted to our named executive officers in 2012 are set forth under “Executive Compensation — Grants of Plan-Based Awards.”

On February 22, 2012, we granted awards of restricted stock of 50,000, 35,000, 25,000 and 25,000 shares to Mr. Winn, Mr. Barker, Ms. Carter and Ms. Chaffin Glover, respectively. The restricted stock awards vest in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date, subject to continued service through each applicable date. We also approved options to purchase 100,000, 70,000, 50,000 and 50,000 shares of our common stock to Mr. Winn, Mr. Barker, Ms. Carter and Ms. Chaffin Glover, respectively, that were granted on February 22, 2012 at an exercise price per share of $20.01. These stock options vest with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to continued service through each applicable date. In determining the size of stock option grants to our named executive officers in 2011 and 2012, our compensation committee considered comparative equity ownership of executives employed by companies in our Select Peer Group, our overall achievement of corporate objectives, the applicable named executive officer’s achievement of individual performance objectives, the achievement of certain strategic initiatives, the amount of equity previously awarded to the named executive officer, the vesting of previous awards and the recommendations of our Chief Executive Officer.

On February 25, 2013, we granted awards of restricted stock of 63,637, 40,750, 30,000, 29,300 and 10,306 shares to Mr. Winn, Mr. Barker, Ms. Carter, Ms. Chaffin Glover and Mr. Chaney, respectively. Of the total shares granted, a subtotal of 13,637, 5,750, 5,000, 4,300 and 2,950 shares of restricted stock granted to Mr. Winn, Mr. Barker, Ms. Carter, Ms. Chaffin Glover and Mr. Chaney, respectively, vests as to 25% of such subtotal on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 4 consecutive quarters. The remaining balance of the total shares granted vests as to 6.25% of such remaining balance on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 16 consecutive calendar quarters. We also approved options to purchase 100,000, 70,000, 50,000, 50,000 and 14,712 shares of our common stock to Mr. Winn, Mr. Barker, Ms. Carter, Ms. Chaffin Glover and Mr. Chaney, respectively, that were granted on February 25, 2013 at an exercise price per share of $21.60. These stock options vest with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to continued service through each applicable date. In determining the size of stock option grants to our named executive officers in 2012 and 2013, our compensation committee considered comparative equity ownership of executives employed by companies in our Select Peer Group, our overall achievement of corporate objectives, the applicable named executive officer’s achievement of individual performance objectives, the achievement of certain strategic initiatives, the amount of equity previously awarded to the named executive officer, the vesting of previous awards and the recommendations of our Chief Executive Officer.

Trading Controls and Hedging, Short Sale and Pledging Policies under our Insider Trading Policy

All employees, including our executive officers, directors and agents of the Companyare required to receive permission from the Company and certify they are not in possession of any non-public material inside information prior to entering into any transactions in Company securities, including, but not limited to, gifts, grants and transactions involving derivatives. Generally, trading is permitted only during announced trading periods. Employees, who are subject to trading restrictions, including our named executive officers, may enter into trading plans under Rule 10b5-1 of the Exchange Act. These trading plans may be entered into only during an open trading period and must be approved by the Company. The Company requires trading plans to include a waiting period and any trading plan may not be amended once it is put into effect. Any employee, including any executive officer or affiliate bears full responsibility if he or she violates Company policy by permitting shares to be bought or sold without preapproval or when trading is restricted. All employees, including our executive officers, directors and agents are prohibited from pledging Company securities or from entering into hedging and short sale transactions with respect to Company securities pursuant to our Insider Trading Policy.

Clawback Provisions

Our equity awards granted under our 2010 Equity Incentive Plan contain provisions under which employees may be required to forfeit equity awards or profits from equity awards if the engage in certain conduct including, but not limited to, violations of Company policies.

Severance and Change in Control Benefits

Our employment agreements with our named executive officers provide for payments and other benefits in the event of termination of employment in certain circumstances. For a description of these payments and other benefits, see “Executive Compensation — Potential Payments on Termination or Change in Control.”

Our 1998 Stock Incentive Plan provides that stock options granted to a participant under our 1998 Stock Incentive Plan will become 100% vested on the participant’s death or disability (as defined in Section 22(e)(3) of the Internal Revenue Code) unless the stock option agreement provides otherwise. Each of the outstanding stock options granted to our named executive officers under our 1998 Stock Incentive Plan would be subject to this acceleration benefit in the event of the named executive officer’s death or disability. Our stock option and restricted stock award agreements with our named executive officers also provide for accelerated vesting in connection with the participant’s death or disability and our stock option and restricted stock award agreements with Mr. Winn, Mr. Barker and Ms. Carter provide for accelerated vesting in connection with certain change in control transactions as further described under “Executive Compensation — Potential Payments on Termination or Change in Control.” Our compensation committee determined that it was appropriate to provide for payments and accelerated vesting for Mr. Winn, Mr. Barker and Ms. Carter, but not our other named executive officers, in connection with certain change in control transactions because the positions of Chief Executive Officer, Chief Financial Officer and Chief Legal Officer are more likely to be affected by such a transaction than the positions held by our other named executive officers.

We believe that these severance arrangements help us to attract and retain key management talent in an industry where there is significant competition for management talent. We believe that entering into these agreements helps the named executive officers maintain continued focus and dedication to their assigned duties and maximizes stockholder value. The terms of these agreements were determined after review by our compensation committee of our retention goals for each named executive officer, as well as analysis of market data, similar agreements established by our Select Peer Group and applicable law.

Benefits and Other Compensation

We maintain broad-based employee benefit plans, which are provided to all eligible U.S.-based employees. These plans include a group medical program, a group dental program, life insurance, disability insurance, flexible spending accounts and a 401(k) savings plan. Other benefit programs offered to all full-time U.S.-based employees include programs for job-related educational assistance, an employee referral program, group term life insurance equivalent to 1.5 times an employee’s annual base salary up to a $600,000 maximum and an employee assistance program. All U.S.-based executives are eligible to participate in our employee benefit plans on the same basis as our other full-time employees, with the exception of the employee referral program, in which our named executive officers are ineligible to participate.

We believe these benefits are consistent with the benefits offered by companies with which we compete for employees and are necessary to attract and retain qualified employees.

Perquisites

We believe that cash and equity compensation are the two key components in attracting and retaining management talent and therefore do not generally provide any substantial perquisites to our named executive officers.

Commencing in June 2010, Mr. Winn also receives a limited number of additional benefits and perquisites to be used for tax, estate and financial planning assistance. The total pre-tax protected benefit for this purpose is limited to no more than $150,000 for 2010 through 2012. This benefit was terminated as of March 1, 2013.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for certain compensation in excess of $1.0 million per year paid by a publicly held company to its chief executive officer or any of its three other most highly paid executive officers (other than the company’s chief executive officer and chief financial officer). Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. In addition, “grandfather” provisions may apply to certain compensation arrangements that were entered into by a company before it was publicly held. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, to remain competitive with other employers, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) (the “CD&A”) with management and based upon such review and discussion, the Compensation Committee recommended to the board of directors that the CD&A be included in the Company’s Proxy Statement.

Respectfully Submitted,

Peter Gyenes, Chairman
Alfred R. Berkeley, III
Charles Kane
Jason A. Wright

*	The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this Compensation Committee Report by express reference therein.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during the year ended December 31, 2012.

Summary Compensation Table
Name and Principal Position	Year		Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)		Total
Stephen T. Winn Chairman and Chief Executive Officer	2012		$470,833	—	$1,000,500	$981,922	$168,460	$124,516	(4)	$2,746,231
	2011		450,000	—	1,201,500	894,285	135,000	$153,675	(5)	2,834,460
	2010		400,000	—	—	—	375,800	154,025	(6)	929,825
Timothy J. Barker Chief Financial Officer and Treasurer	2012		376,667	—	700,350	687,345	84,522	3,750		1,852,634
	2011		360,000	—	841,050	625,999	67,860	3,675		1,898,584
	2010		350,000	—	—	649,250	208,163	3,775		1,211,188
Margot Carter Executive Vice President, Chief Legal Officer and Secretary	2012		348,333	—	500,250	490,961	68,059	3,750		1,411,353
	2011		340,000	—	360,450	268,285	55,250	14,204	(7)	1,033,445
	2010	(8)	200,509	—	—	897,750	119,693	49,892	(9)	1,267,844
Ashley Chaffin-Glover Executive Vice President and Chief Sales & Marketing Officer	2012		340,000	—	500,250	490,961	70,116	9,718	(10)	1,411,045
	2011		340,000	—	480,600	357,714	46,750	10,906	(11)	1,235,970
	2010		320,000	—	—	417,375	124,880	3,675		865,930
William Chaney Executive Vice President, Enterprise Solutions	2012		273,808	—	601,754	477,711	50,118	3,750		1,407,141

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 7 of the Notes to the Consolidated Financial Statements for the year ended December 31, 2012 for a discussion of assumptions made in determining the grant date fair value of our stock option awards.
(2)	Represents awards under our 2012 Management Incentive Plan. The material terms of these annual incentive awards are described in this section under “Compensation Discussion and Analysis — Compensation Components — Performance-Based Bonuses.”
(3)	Represents the amount of our matching contributions under our 401(k) savings plan unless additional forms of other compensation are also indicated in relevant footnotes to this table.
(4)	Consists of (i) $3,750 of our matching contributions under of 401(k) savings plan and (ii) $120,766 of reimbursable expenses for tax, estate and financial planning assistance.
(5)	Consists of (i) $3,675 of our matching contributions under of 401(k) savings plan and (ii) $150,000 of reimbursable expenses for tax, estate and financial planning assistance.
(6)	Consists of (i) $3,675 of our matching contributions under of 401(k) savings plan and (ii) $150,000 of reimbursable expenses for tax, estate and financial planning assistance, and (iii) $350 reimbursable club fees.
(7)	Consists of (i) $3,675 of our matching contributions under of 401(k) savings plan (ii) $4,745 of relocation expenses paid to a third party relocation company and (iii) tax gross-up of $5,784 associated with taxable relocation related expenses.
(8)	Ms. Carter commenced her employment on May 12, 2010 as Executive Vice President, Chief Legal Officer and Secretary.
(9)	Consists of (i) $3,008 of our matching contributions under of 401(k) savings plan, (ii) $22,505 of relocation related expense reimbursements, (iii) $20,783 of relocation expenses paid to a third party relocation company and (iv) tax gross-up of $3,596 associated with taxable relocation related expenses.
(10)	Consists of (i) $3,750 of our matching contributions under our 401(k) savings plan and (ii) $5,968 compensation paid for sales achievement.
(11)	Consists of (i) $3,675 of our matching contributions under our 401(k) savings plan and (ii) $7,231 reimbursable club fees.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of compensation in the form of plan-based awards made during 2012 to our named executive officers:

Grants of Plan-Based Awards
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)(3)		All Other Option Awards: Number of Securities Underlying Options (2)(4)	Exercise or Base Price of Option Awards (5)	Grant Date Fair Value of Stock and Option Awards (6)
		Threshold	Target	Maximum
Stephen T. Winn	02/22/2012	—	$475,000	$950,000	—		—	—	—
	02/22/2012	—	—	—	—		100,000	$20.01	$981,922
	02/22/2012	—	—	—	50,000		—	—	1,000,500
Timothy J. Barker	02/22/2012	—	237,500	475,000	—		—	—	—
	02/22/2012	—	—	—	—		70,000	20.01	687,345
	02/22/2012	—	—	—	35,000		—	—	700,350
Margot Carter	02/22/2012	—	175,000	350,000	—		—	—	—
	02/22/2012	—	—	—	—		50,000	20.01	490,961
	02/22/2012	—	—	—	25,000		—	—	500,250
Ashley Chaffin Glover	02/22/2012	—	212,500	425,000	—		—	—	—
	02/22/2012	—	—	—	—		50,000	20.01	490,961
	02/22/2012	—	—	—	25,000		—	—	500,250
William Chaney	02/22/2012	—	138,748	277,946	—		—	—	—
	02/22/2012	—	—	—	5,000		—	—	100,050
	02/22/2012	—	—	—	445	(7)	—	—	8,904
	08/07/2012	—	—	—			40,000	24.64	477,711
	08/07/2012	—	—	—	20,000		—	—	492,800

(1)	Represents awards under our Management Incentive Plan for fiscal 2012. The material terms of these annual incentive awards are discussed in this section under “Compensation Discussion and Analysis — Compensation Components — Performance-Based Bonuses.”
(2)	The stock option awards and restricted stock awards are governed by our 2010 Equity Incentive Plan and the forms of award agreements approved for use thereunder, copies of which were filed with the Commission as Exhibit 10.4 to Amendment No. 3 to our Registration Statement on Form S-1 (File No. 333-166397) on July 26, 2010, Exhibits 4.6 through 4.9 of our Registration Statement on Form S-8 (File No. 333-168878) on August 17, 2010, Exhibit 10.3 to our Current Report on Form 8-K (File No. 001-34846) on February 24, 2011, and Exhibit 10.2 to our Current Report on Form 8-K (file No. 001-34846 on February 21, 2013.
(3)	Each restricted stock award vests as to 6.25% of the shares subject to such restricted stock award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 16 consecutive quarters. The unvested shares of restricted common stock subject to each restricted stock award are subject to forfeiture to us upon certain events. Vesting of restricted stock awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.
(4)	Each stock option award vests as to 5% of the shares of subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 15 consecutive calendar quarters and as to the remaining 25% of the shares subject to such option on the first day of the calendar quarter following such 15th consecutive calendar quarter. Vesting of stock option awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.
(5)	The stock option awards have an exercise price equal to the closing price per share of our common stock on the effective date of the grant.
(6)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 7 of Notes to Consolidated Financial Statements for the year ended December 31, 2012 for a discussion of assumptions made in determining the grant date fair value of our stock option awards.
(7)	Each restricted stock award vests as to 25% of the shares subject to such restricted stock award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 4 consecutive quarters. The unvested shares of restricted common stock subject to each restricted stock award are subject to forfeiture to us upon certain events. Vesting of restricted stock awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.

Outstanding Equity Awards at December 31, 2012

The following table sets forth information regarding equity awards held by our named executive officers as of December 31, 2012:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

	OPTION AWARDS				STOCK AWARDS
NAME	Number of Securities Underlying Unexercised Options (Exercisable) (1)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)		Market Value of Shares or Units of Stock That Have Not Vested (3)
Stephen T. Winn	26,250	48,750	$24.03	03/01/2021	—		—
	15,000	85,000	20.01	02/22/2022
	—	—	—	—	28,125		$606,656
	—	—	—	—	40,625		876,281
Timothy J. Barker	25,000	—	2.50	12/15/2016	—		—
	75,000	—	7.00	02/28/2018	—		—
	117,180	7,820	6.00	02/26/2019	—		—
	96,250	78,750	7.50	02/25/2020	—		—
	18,375	34,125	24.03	03/01/2021	—		—
	10,500	59,500	20.01	02/22/2022	—		—
	—	—	—	—	28,439		613,429
	—	—	—	—	19,961		424,735
Margot Carter	—	112,500	8.00	05/12/2020	—		—
	7,875	14,625	24.03	03/01/2021	—		—
	7,500	42,500	20.01	02/22/2022
	—	—	—	—	8,441		182,072
	—	—	—	—	20,314		438,173
Ashley Chaffin-Glover	—	6,250	6.00	02/26/2019	—		—
	61,875	50,625	7.50	02/25/2020	—		—
	10,500	19,500	24.03	03/01/2021	—		—
	7,500	42,500	20.01	02/22/2022	—		—
	—	—	—	—	11,250		242,663
	—	—	—	—	20,314		438,173
William Chaney	30,500	—	6.00	12/17/2018	—		—
	15,000	10,000	6.00	11/19/2019	—		—
	3,000	4,500	27.18	11/08/2020	—		—
	3,000	12,000	25.24	04/11/2021	—		—
	2,000	38,000	24.64	08/07/2022	—		—
	—	—	—	—	2,504		54,011
	—	—	—	—	7,500		161,775
	—	—	—	—	4,064		87,660
	—	—	—	—	112	(4)	2,416
	—	—	—	—	18,750		404,438

(1)

Stock option awards with an expiration date prior to the year 2020 vest as to 6.25% of the shares subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 16 consecutive quarters, and stock option awards with an expiration date during the year 2020 or later vest as to 5% of the shares of subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 15 consecutive calendar quarters and as to the remaining 25% of the shares subject to such option on the first day of the calendar quarter following such 15th consecutive calendar quarter. Vesting of stock option awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.
(2)	Restricted stock awards vest as to 6.25% of the shares subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 16 consecutive quarters. Vesting of restricted stock awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.
(3)	Value based on $21.57, which was the closing market price of our common stock on December 31, 2012.
(4)	Restricted stock awards vest as to 25% of the shares subject to such award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 4 consecutive quarters. Vesting of restricted stock awards is contingent on the recipient’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.

Option Exercises and Stock Vested

The following table sets forth information regarding stock option exercises and the value realized upon exercise, as well as all stock awards vested and the value realized upon vesting by our named executive officers during the year ended December 31, 2012.

Options Exercised and Stock Vested

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Stephen T. Winn	—	—	21,875	$483,094
Timothy J. Barker	100,000	$2,068,767	15,309	338,088
Margot Carter	45,500	673,084	8,434	185,263
Ashley Chaffin-Glover	158,750	2,649,952	9,686	213,411
William Chaney	53,500	788,874	6,267	139,528

(1)	The value realized upon exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options.
(2)	The value realized upon vesting is equal to the number of shares vesting multiplied by the closing market price of our common stock on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our employees and none of our named executive officers participated in a nonqualified deferred compensation plan during the year ended December 31, 2012.

Employment Agreements

The following descriptions of the terms of the employment agreements with our named executive officers are intended as a summary only and are qualified in their entirety by reference to the employment agreements filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC.

Stephen T. Winn

We entered into an employment agreement with Stephen T. Winn, our Chief Executive Officer and Chairman of the Board, on December 30, 2003. The employment agreement with Mr. Winn provides for a base salary at a rate not less than $265,000 per year until December 31, 2003 and thereafter at a rate not less than $275,000 per year with a target annual bonus of not less than 50% of his base salary and a potential maximum annual bonus of up to 100% of his base salary based on the achievement of performance criteria established by our compensation committee. Mr. Winn’s current base salary is $500,000 and target annual bonus is 150% of his annual base salary with a potential maximum annual bonus of up to 200% of his target bonus.

Mr. Winn is entitled to four weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses including travel by private aircraft for business purposes of up to $150,000 per year. Additionally, we will make available to Mr. Winn all fringe benefits and perquisites that are made available to other senior executives. Mr. Winn also receives a limited number of additional benefits and perquisites described under “Executive Compensation — Compensation Components — Perquisites.” As part of his employment, Mr. Winn is entitled to payments upon termination of his employment in certain circumstances as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with Stephen T. Winn.” Our employment agreement with Mr. Winn, among other things, also includes confidentiality provisions and non-competition, non-interference and non-disparagement obligations during his employment and for a three-year period following termination.

Timothy J. Barker

We entered into an employment agreement with Timothy J. Barker, our Chief Financial Officer and Treasurer, on October 31, 2005. On October 27, 2005, in accordance with the terms of his employment agreement, Mr. Barker was granted an option to purchase 250,000 shares of our common stock at an exercise price of $2.00. The stock option vests in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date, subject to continued service through each applicable date. We subsequently amended the employment agreement with Mr. Barker on January 1, 2010. As amended, the employment agreement with Mr. Barker provides for a base salary at a rate not less than $350,000 per year effective January 1, 2010. Under the terms of his amended employment agreement, Mr. Barker is eligible to receive a target annual bonus of 50% of his base salary and a potential maximum annual bonus of up to 100% of his base salary based on the achievement of performance criteria established by our compensation committee. Mr. Barker’s current base salary is $400,000 and target annual bonus is 50% of his annual base salary with a potential maximum annual bonus of up to 200% of his target bonus. On February 25, 2010, in accordance with the terms of his amended employment agreement, Mr. Barker was granted an option to purchase 175,000 shares of our common stock at an exercise price of $7.50. The stock option vests with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to Mr. Barker’s continued service through each applicable date.

Mr. Barker is entitled to three weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we will make available to Mr. Barker all fringe benefits and perquisites that are made available to other senior executives. As part of his employment, Mr. Barker is also entitled to payments and other benefits upon termination of his employment in certain circumstances, and our stock option agreements with Mr. Barker provide for accelerated vesting in connection with certain change in control transactions, as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with Timothy J. Barker.” Our amended employment agreement with Mr. Barker, among other things, also includes confidentiality provisions and non-competition, non-interference and non-disparagement obligations during his employment and for a one-year period following termination.

Margot Carter

We entered into an employment agreement with Margot Carter, Executive Vice President, Chief Legal Officer and Secretary, on May 12, 2010. The employment agreement with Ms. Carter provides for a base salary at a rate not less than $315,000 per year. Under the terms of her employment agreement, beginning in 2010, Ms. Carter is eligible to receive an annual bonus under the terms of our management incentive plan of 50% of her base salary for achievement of the management incentive plan at 100% and the potential to receive up to 100% of her base salary if the performance criteria for this potential is achieved as set forth in management incentive plan. Ms. Carter’s current base salary is $365,000 and target annual bonus is 50% of her annual base salary with a potential maximum annual bonus of up to 200% of her target bonus.

On May 12, 2010, in accordance with the terms of her employment agreement, Ms. Carter was granted an option to purchase 225,000 shares of our common stock at an exercise price of $8.00. Such stock options vest with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to continued service through each applicable date. Ms. Carter is entitled to three weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs and policies made available to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we will make available Ms. Carter all fringe benefits and perquisites that are made available to other senior executives. As part of her employment, Ms. Carter is also entitled to payments and other benefits upon termination of her employment in certain circumstances, and our stock option agreements with Ms. Carter provide for accelerated vesting in connection with certain change in control transactions, as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with Margot Carter.”

Ashley Chaffin Glover

We entered into an employment agreement with Ashley Chaffin Glover on March 3, 2005. Ms. Chaffin Glover has served as our Executive Vice President, Multifamily Solutions since January 2010. The employment agreement with Ms. Chaffin Glover provides for a base salary at a rate not less than $150,000 per year. Under the terms of her employment agreement, beginning in 2005, Ms. Chaffin Glover is eligible to receive a target annual bonus of 40% of her base salary and a potential maximum annual bonus of up to 80% of her base salary based on the achievement of performance criteria established by our compensation committee. Ms. Chaffin Glover’s annual bonus opportunity for 2005 was prorated for the portion of 2005 that she was employed by us. Ms. Chaffin Glover’s current base salary is $350,000 and target annual bonus is 62.5% of her annual base salary with a potential maximum annual bonus of up to 200% of her target bonus. On March 3, 2005, in accordance with the terms of her employment agreement, Ms. Chaffin Glover was granted an option to purchase 100,000 shares of our common stock at an exercise price of $2.00. The stock option vests in equal quarterly installments over 16 consecutive quarters commencing on the first day of the calendar quarter immediately following the grant date, subject to continued service through each applicable date.

Ms. Chaffin Glover is entitled to three weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we will make available to Ms. Chaffin Glover all fringe benefits and perquisites that are made available to other senior executives. As part of her employment, Ms. Chaffin Glover is also entitled to certain payments upon termination of her employment in certain circumstances as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with Our Other Named Executive Officers.” Our employment agreement with Ms. Chaffin Glover, among other things, also includes confidentiality provisions and non-competition, non-interference and non-disparagement obligations during her employment and for a one-year period following termination.

William Chaney

We entered into an employment agreement with William Chaney on November 29, 2007, as amended on December 13, 2007 and amended and restated on August 1, 2012. Mr. Chaney has served as our Executive Vice President, Enterprise Solutions since August 2012. The employment agreement with Mr. Chaney provides for a base salary at a rate not less than $320,000 per year. Under the terms of his employment agreement, beginning in 2013, Mr. Chaney is eligible to receive a target annual bonus of 50% of his base salary and a potential maximum annual bonus of up to 100% of his base salary based on the achievement of performance criteria established by our compensation committee. Mr. Chaney’s current base salary is $330,000 and target annual bonus is 50% of his annual base salary with a potential maximum annual bonus of up to 200% of his target bonus. On August 7, 2012, in accordance with the terms of his employment agreement, Mr. Chaney was granted a restricted stock award for 20,000 shares of our common stock and an option to purchase 40,000 shares of our common stock at an exercise price of $24.64. Such stock options vest with respect to 5% of the shares subject to the stock option each quarter commencing on the first day of the calendar quarter immediately following the grant date for 15 consecutive quarters and, with respect to the remaining 25% of the shares subject to the stock option, on the first day of the next following calendar quarter, subject to continued service through each applicable date. Such restricted stock award vests as to 6.25% of the shares subject to such restricted stock award on the first day of each calendar quarter, beginning on the first day of the calendar quarter following the date of grant, for 16 consecutive quarters. Vesting of restricted stock awards is contingent on the Mr. Chaney’s continued status as our service provider or as a service provider of one of our subsidiaries as of each applicable vesting date.

Mr. Chaney is entitled to three weeks paid vacation per year, is eligible to participate in all employee welfare benefits plans and other benefit programs made available generally to our employees or senior executives and is reimbursed for all reasonable business expenses. Additionally, we will make available to Mr. Chaney all fringe benefits and perquisites that are made available to other senior executives. As part of his employment, Mr. Chaney is also entitled to certain payments upon termination of his employment in certain circumstances as described below under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Arrangements with Our Other Named Executive Officers.” Our employment agreement with Mr. Chaney, among other things, also includes confidentiality provisions and non-competition, non-interference and non-disparagement obligations during his employment and for a one-year period following termination.

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements and the indemnification provisions included in our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. For further information, see “Executive Compensation — Limitations on Liability and Indemnification Matters.”

Potential Payments upon Termination or Change in Control

Our employment agreements with our named executive officers provide for payments in the event of termination of employment in certain circumstances, and our stock option agreements with Mr. Winn, Mr. Barker and Ms. Carter provide for accelerated vesting in connection with certain change in control transactions. In addition, all outstanding stock options granted to our named executive officers would become 100% vested upon the named executive officer’s death or disability (as defined in Section 22(e)(3) of the Internal Revenue Code) pursuant to the terms of our 1998 Stock Incentive Plan and pursuant to stock option and restricted stock award agreements for awards granted to our named executive officers on March 1, 2011, February 22, 2012, August 7, 2012 and February 25, 2013. The descriptions and tables that follow describe the payments and benefits that we would owe to each of our named executive officers, pursuant to the applicable employment and stock option and restricted stock award agreements with our named executive officers and our 1998 Stock Incentive Plan and 2010 Equity Incentive Plan, and are qualified in their entirety by reference to the relevant agreements and our 1998 Stock Incentive Plan and 2010 Equity Incentive Plan filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC.

Definition of “Cause”

Under the employment agreements with our named executive officers, “Cause” is generally defined as the occurrence of any of the following events:

•	conviction for criminal acts;

•	making a materially false statement to our auditors or legal counsel;

•	falsification of any corporate document or form;

•	any material breach by the named executive officer of his or her material obligations to us or of any published company policy;

•	any material breach by the named executive officer of the provisions of his or her employment agreement;

•	making a material misrepresentation of fact or omission to disclose material facts in relation to transactions occurring in our business and financial matters; and

•	continued performance of his or her duties in an incompetent, unprofessional, unsuccessful, insubordinate or negligent manner.

Pursuant to the terms of their employment agreements, certain of our named executive officers have the ability to cure one or more of the foregoing breaches prior to termination, generally within ten days after receipt of written notice of breach.

Definition of Good Reason

Under the terms of the employment agreements of our named executive officers, “Good Reason” is generally defined as any material failure on our part to comply with any of our material obligations under the employment agreement, which failure has not been cured within ten calendar days after written notice has been given to us. Additionally, the employment agreement with Mr. Winn further provides that our failure to continue his status as Chief Executive Officer or to accord him the powers, duties, reporting responsibilities and perquisites contemplated in his employment agreement shall constitute good reason.

Definition of Disability

Under our employment agreements with each of our named executive officers, we may terminate the named executive officer’s employment for “disability” if, as a result of the named executive officer’s incapacity due to physical or mental illness, he or she has been absent from his or her duties on a full-time basis for (i) a period of six consecutive months or (ii) for shorter periods aggregating six months during any 12-month period.

Arrangements with Stephen T. Winn

Pursuant to our employment agreement with Mr. Winn, in the event of his termination by reason of death or disability, Mr. Winn is entitled to receive salary continuation payments in an aggregate amount equal to 50% of his current salary in six equal monthly installments and a lump sum cash payment equal to any earned but unpaid salary and bonus and any accrued but unused vacation.

In addition, except in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, or cessation of our business in the ordinary course for any reason, if Mr. Winn’s employment is terminated by us without cause or by Mr. Winn for good reason, Mr. Winn is entitled to a lump sum payment equal to 150% of his annual base salary payable within five days of his termination and 100% of his target annual bonus for the year payable after the year end based on achievement of any criteria or conditions to payment that are contingent on our earnings or other financial performance for the year.

The award agreements related to our stock option grant and our restricted stock grant to Mr. Winn on March 1, 2011, February 22, 2012 and February 25, 2013 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon Mr. Winn’s death or disability or upon a “change in control.” For purposes of Mr. Winn’s stock option and restricted stock award agreements, a “change in control” is defined to include the acquisition of more than 50% of the voting power of our stock, the replacement of a majority of our board of directors in any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before their election or appointment or acquisition, during any 12 month period, of assets from us having a total gross fair market value equal to or greater than 50% of the total gross fair market value of all of our assets prior to such acquisition or acquisitions.

Arrangements with Timothy J. Barker

Pursuant to our amended employment agreement with Mr. Barker, in the event of termination by reason of death or disability, by us without cause or by Mr. Barker for good reason, Mr. Barker is entitled to receive salary continuation payments in an aggregate amount equal to 50% of his current annual salary in six equal monthly installments and a lump sum cash payment equal to any earned but unpaid salary and bonus and any accrued but unused vacation as of the termination date. In the event such termination occurs within twelve months following the consummation of a “business combination transaction,” the salary continuation payments to Mr. Barker would be increased to an aggregate amount equal to 100% of his annual base salary payable in twelve equal monthly installments under the terms of his amended employment agreement. The salary continuation payments are conditioned upon Mr. Barker executing a full release and covenant not to sue on or before the thirtieth day following his termination.

Additionally, the stock option agreements related to our stock option grants to Mr. Barker on February 26, 2009, February 29, 2008, December 15, 2006 and October 27, 2005 provide that 100% of the unvested options subject to the agreements will fully vest upon a “business combination transaction.” The award agreements related to our stock option grant and our restricted stock grant to Mr. Barker on March 1, 2011, February 22, 2012 and February 25, 2013 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon Mr. Barker’s death or disability or upon a “change in control.” The stock option agreement related to our stock option grant to Mr. Barker on February 25, 2010 provides that 50% of the unvested options subject to the agreement will fully vest upon a “business combination transaction” and 100% of the unvested options subject to the agreement will fully vest if Mr. Barker ceases to be a service provider for any reason other than for Cause (as defined in Mr. Barker’s amended employment agreement) within one year of the consummation of a “business combination transaction.”

For purposes of Mr. Barker’s amended employment agreement and stock option and restricted stock award agreements, a “business combination transaction” is defined to include our merger with or into another entity where we are not the surviving entity, our dissolution, the sale of all or substantially all our assets and the transfer of beneficial ownership representing 40% or more of the voting power of our then outstanding securities to a person or group other than Seren Capital, Ltd., Stephen T. Winn, affiliates of Stephen T. Winn and a trustee or other fiduciary holding securities under one of our employee benefit plans and a “change in control” is defined to include the acquisition of more than 50% of the voting power of our stock, the replacement of a majority of our board of directors in any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before their election or appointment or acquisition, during any 12 month period, of assets from us having a total gross fair market value equal to or greater than 50% of the total gross fair market value of all of our assets prior to such acquisition or acquisitions.

Arrangements with Margot Carter

Pursuant to the terms of our employment agreement with Ms. Carter, if Ms. Carter’s employment is terminated by reason of her death or disability, by us without cause or by Ms. Carter for good reason, we are obligated to pay her or her estate, as the case may be, (i) 18 equal monthly installments of an amount equal to one-twelfth of her base salary per installment if such termination occurs within 12 months of May 12, 2010, (ii) 12 equal monthly installments of an amount equal to one-twelfth of her base salary per installment if such termination occurs within the period that is more than 12 months and up to 24 months after May 12, 2010 or within 12 months of a business combination transaction and (iii) six equal monthly installments of an amount equal to one-twelfth of her base salary per installment if such termination occurs more than 24 months after May 12, 2010, plus, in each case, a lump sum cash payment equal to any earned but unpaid salary and bonus and any accrued but unused vacation as of the termination date. The salary continuation payments are conditioned upon Ms. Carter executing a full release and covenant not to sue on or before the thirtieth day following her termination. Our employment agreement with Ms. Carter, among other things, also includes confidentiality provisions and non-competition, non-interference and non-disparagement obligations during her employment and for a period of six months following termination.

Our stock option agreement dated May 12, 2010 with Ms. Carter provides for accelerated vesting in certain circumstances. In the event Ms. Carter ceases to be a service provider other than for Cause (as defined in our employment agreement with Ms. Carter dated May 12, 2010), then unvested options subject to the agreement in an amount equal to the difference between 50,000 and Ms. Carter’s then current vested options under the agreement will vest on the date Ms. Carter ceases to be a service provider. Additionally, 50% of the unvested options subject to the agreement will fully vest upon a “business combination transaction” (as defined in our 1998 Stock Incentive Plan) and 100% of the unvested options subject to the agreement will fully vest if Ms. Carter ceases to be a service provider for any reason other than for Cause (as defined in our employment agreement with Ms. Carter) within one year of the consummation of a “business combination transaction.” The award agreements related to our stock option grant and our restricted stock grant to Ms. Carter on March 1, 2011, February 22, 2012 and February 25, 2013 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon Ms. Carter’s death or disability or upon a “change in control.”

For purposes of Ms. Carter’s stock option and restricted stock award agreements, a “business combination transaction” is defined to include our merger with or into another entity where we are not the surviving entity, our dissolution, the sale of all or substantially all our assets and the transfer of beneficial ownership representing 40% or more of the voting power of our then outstanding securities to a person or group other than Seren Capital, Ltd., Stephen T. Winn, affiliates of Stephen T. Winn and a trustee or other fiduciary holding securities under one of our employee benefit plans and a “change in control” is defined to include the acquisition of more than 50% of the voting power of our stock, the replacement of a majority of our board of directors in any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before their election or appointment or acquisition, during any 12 month period, of assets from us having a total gross fair market value equal to or greater than 50% of the total gross fair market value of all of our assets prior to such acquisition or acquisitions.

Arrangements with William Chaney

Pursuant to our employment agreement with Mr. Chaney, in the event of termination by reason of death or disability, by us without cause or by the named executive officer for good reason, he is entitled to receive salary continuation payments in a lump sum cash payment equal to any earned but unpaid salary and bonus and any accrued but unused vacation as of the termination date. The salary continuation payments to Mr. Chaney are payable in twelve equal monthly installments at an amount per installment equal to one twenty-fourth of Mr. Chaney’s current annual salary. Additionally, if Mr. Chaney ceases to be a service provider for any reason other than for Cause (as defined in our employment agreement with Mr. Chaney) within one year of the consummation of a “business combination transaction,” Mr. Chaney is entitled to receive twelve equal monthly installments equal to one-twelfth of his base salary. The salary continuation payments are conditioned upon Mr. Chaney executing a full release and covenant not to sue on or before the thirtieth day following termination. The award agreements related to our stock option grants and our restricted stock grants to Mr. Chaney on August 7, 2012 and February 25, 2013 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon Mr. Chaney’s death or disability.

For purposes of Mr. Chaney’s employment agreement, salary continuation upon the occurrence of a “business combination transaction” is defined to include our merger with or into another entity where we are not the surviving entity, our dissolution, the sale of all or substantially all our assets in one transaction or a series of related transactions and the transfer of beneficial ownership representing 40% or more of the voting power of our then outstanding securities to a person or group other than Seren Capital, Ltd., Stephen T. Winn, affiliates of Stephen T. Winn and a trustee or other fiduciary holding securities under one of our employee benefit plans.

The award agreements related to our stock option grants and our restricted stock grants to Mr. Chaney on August 7, 2012 and February 25, 2013 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon Mr. Chaney’s death or disability.

Arrangements with Ashley Chaffin Glover

Pursuant to our employment agreement with Ms. Chaffin Glover, in the event of termination by reason of death or disability, by us without cause or by Ms. Chaffin Glover for good reason, Ms. Chaffin Glover is entitled to receive salary continuation payments in an aggregate amount equal to 50% of their current annual salary and a lump sum cash payment equal to any earned but unpaid salary and bonus and any accrued but unused vacation as of the termination date. The salary continuation payments to Ms. Chaffin Glover are payable in twelve equal monthly installments at an amount per installment equal to one twenty-fourth of Ms. Chaffin Glover’s current annual salary. The salary continuation payments are conditioned upon Ms. Chaffin Glover executing a full release and covenant not to sue on or before the thirtieth day following termination. The award agreements related to our stock option grants and our restricted stock grants to Ms. Chaffin Glover on March 1, 2011, February 22, 2012 and February 25, 2013 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon Ms. Chaffin Glover’s death or disability.

The following table provides the total dollar value of the compensation that would be paid to each of our named executive officers assuming a change in control or the termination of his or her employment in certain defined circumstances on December 31, 2012, pursuant to the arrangements described above:

Named Executive Officer	Compensation	Termination on Death or Disability	Termination without Cause or for Good Reason	Business Combination Transaction	Termination Without Cause or Good Reason Within 12 Months of a Business Combination Transaction	Change In Control
Stephen T. Winn	Severance Payment (1)	—	$712,500	—	—	—
	Salary Continuation (3)	$237,500	—	—	—	—
	Bonus (1)(2)	—	475,000	—	—	—
	Option Acceleration (6)	132,600	—	$132,600	$132,600	$132,600
	Restricted Stock Acceleration (6)	1,482,938	—	1,482,938	1,482,938	1,482,938
	Total	1,853,038	1,187,500	1,615,538	1,615,538	1,615,538
Timothy J. Barker	Salary Continuation (3)	190,000	190,000	—	380,000	—
	Option Acceleration (4)(5)(6)	1,322,590	—	768,584	1,322,590	92,820
	Restricted Stock Acceleration (6)	1,038,164	—	1,038,164	1,038,164	1,038,164
	Total	2,550,754	190,000	1,806,748	2,740,754	1,130,984
Margot Carter	Salary Continuation (3)	175,000	175,000	—	350,000	—
	Option Acceleration (4)(5)(6)	1,592,925	—	829,613	1,592,925	66,300
	Restricted Stock Acceleration (6)	1,038,164	—	1,038,164	1,038,164	1,038,164
	Total	2,806,089	175,000	1,867,777	2,981,089	1,104,464
Ashley Chaffin Glover	Salary Continuation (3)	170,000	170,000	—	—	—
	Option Acceleration (4)(6)	875,906	—	—	—	—
	Restricted Stock Acceleration (6)	680,835	—	—	—	—
	Total	1,045,906	170,000	—	—	—
William Chaney	Salary Continuation (3)	136,904	136,904	—	273,808	—
	Option Acceleration (4)(6)	—	—	—	—	—
	Restricted Stock Acceleration (6)	404,438	136,904	—	—	—
	Total	541,342	136,904	—	273,808	—

(1)	Amount would not be paid in the event of Mr. Winn’s termination in connection with our liquidation, dissolution or winding up, whether voluntary or involuntary, or cessation of our business in the ordinary course for any reason.
(2)	Value represents target bonus for Mr. Winn for 2012. Subject to achievement of any criteria or conditions to the payment of Mr. Winn’s target bonus which are contingent on our earnings or other financial performance for the year.
(3)	Amount of salary continuation payment upon termination on death or disability, termination without cause or for Good Reason or if termination is not within twelve months following the consummation of a business combination transaction.
(4)	Value represents the gain our named executive officers would receive, calculated as the positive difference between our stock price on December 31, 2012 and the exercise price of the named executive officer’s unvested options subject to acceleration upon the named executive officer’s death or disability pursuant to our 1998 Stock Incentive Plan. On December 31, 201, our stock price was $21.57.
(5)	If terminated without cause or good reason, this value represents the gain the named executive officer would receive, calculated as the positive difference between our stock price on December 31, 2012 and the exercise price of such named executive officer’s unvested options subject to acceleration upon a business combination transaction pursuant to the terms of certain of such named executive officer’s stock option agreements with us. On December 31, 2012, our stock price was $21.57.
(6)	The award agreements related to our stock option grant and our restricted stock grant to our named executive officers on March 1, 2011 and February 22, 2012 provide that 100% of the unvested options or restricted shares, as the case may be, subject to such awards will fully vest upon the participant’s death or disability or upon a “change in control.” The amounts relating to vesting upon death or disability assume that the April 4, 2012 amendments to all the stock option and restricted stock agreements evidencing the grants referred to in the prior sentence were effective as of December 31, 2012 in order to provide meaningful, current information.

Limitations on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions of our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, we believe that, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were satisfied except that Alex Chang filed a Form 4 pertaining to his November 13, 2012 stock awards after the filing deadline applicable to such transactions.

EQUITY COMPENSATION PLANS INFORMATION

The number of shares issuable upon exercise of outstanding options and the number of shares issued pursuant to restricted stock awards granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance, under our equity compensation plans as of December 31, 2012 are summarized in the following table:

Plan category	Number of shares issued pursuant to restricted stock awards or to be issued upon exercise of outstanding options		Weighted- average exercise price of outstanding options		Number of shares remaining for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	7,138,522	(1)	$14.10	(2)	6,689,671	(3)(4)
Equity compensation plans not approved by stockholders	81,038	(5)	4.65		—
Total	7,219,560		13.97		6,689,671

(1)	Includes 5,777,575 shares to be issued upon exercise of outstanding options and 1,360,947 shares issued as restricted stock awards.
(2)	Does not include time-based or performance-based restricted stock awards.
(3)	Includes 6,689,671 shares available for future issuance under our 2010 Equity Incentive Plan.
(4)	Our 2010 Equity Incentive Plan includes an “evergreen” provision that provides for automatic increases to the number of shares of our common stock reserved for issuance thereunder on January 1 of each year in an amount equal to the lesser of (i) 10,000,000 shares, (ii) 5.0% of our outstanding shares on the last day of the immediately preceding fiscal year, on a fully-diluted basis, or (iii) such amount as our board of directors may determine.
(5)	Includes 81,038 shares to be issued upon exercise of outstanding options originally issued under the Multifamily Technology Solutions, Inc. 2005 Equity Incentive Plan and assumed by us in connection with our acquisition of Multifamily Technology Solutions, Inc.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee appointed the firm of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Our audit committee is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of E&Y, which has served as our independent registered public accounting firm since December 2004.

In the event the stockholders fail to ratify the appointment, our audit committee will reconsider its selection. Even if the selection is ratified, our audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of the Company and our stockholders.

A representative of E&Y is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

Audit Fees

The aggregate fees billed for professional services rendered for the audits of our annual consolidated financial statements for the fiscal years ended December 31, 2012 and 2011, for the reviews of the consolidated financial statements for those fiscal years, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings were approximately $1,262,600 and $1,074,000, respectively.

Audit-Related Fees

The aggregate fees billed for assurance and other related services, such as consultations concerning financial accounting and reporting matters and due diligence related to acquisitions were $43,300 and $77,700 in 2012 and 2011, respectively.

Tax Fees

The aggregate fees billed for professional tax services were $27,900 and $8,300 in 2012 and 2011, respectively.

All Other Fees

There were miscellaneous fees billed for other services of $2,700 and $2,100 for 2012 or 2011, respectively.

The charter of our audit committee provides that the audit committee shall appoint, compensate, retain and oversee our independent registered public accounting firm. Our audit committee has selected E&Y as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our audit committee’s policy is to pre-approve all services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Our audit committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to our audit committee regarding the extent of services provided by such firm in accordance with such pre-approval. Our audit committee may also delegate pre-approval authority to one of its members. Such member(s) must report any decisions to our audit committee at the next scheduled meeting.

E&Y has not received approval to perform any “prohibited activities” as such term is defined in Section 201 of the Sarbanes Oxley Act of 2002. During 2012, our audit committee approved in advance all audit, audit-related, and tax services to be provided by E&Y.

Required Vote and Recommendation of the Board of Directors for Proposal Two

The ratification of the appointment of our independent registered accounting firm requires the favorable vote of a majority of our shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions from voting will have the same effect as voting against the ratification, and broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF E&Y AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE*

The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Charles Kane, Chairman, Peter Gyenes, Scott S. Ingraham and Jason A. Wright. All members of the Audit Committee meet the independence standards of Rule 5605(a)(2) of the NASDAQ listing standards.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuing opinions on the conformity of those audited financial statements with U.S. generally accepted accounting principles, the effectiveness of the Company’s internal control over financial reporting and managements’ assessment of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee schedules its meetings and conference calls with a view to ensuring it devotes appropriate attention to all of its tasks. The Audit Committee met six times during fiscal 2012 to carry out its responsibilities. The Audit Committee regularly meets privately with the Company’s independent registered public accounting firm, internal audit personnel, and management, each of whom has unrestricted access to the Audit Committee. The Audit Committee evaluated the performance of the items enumerated in the Audit Committee Charter.

As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with both management and the independent registered public accounting firm the Company’s quarterly and audited fiscal year financial statements, including a review of the Company’s Annual Report on Form 10-K. The Audit Committee also reviewed and approved the independent registered public accounting firm’s work plan, audit fees, and all non-audit services performed by the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has also received the written disclosures from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm. The Audit Committee has implemented a procedure to monitor the independence of the Company’s independent registered public accounting firm.

Based upon the Audit Committee’s discussion with management and Ernst & Young LLP and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC.

AUDIT COMMITTEE
Charles Kane, Chairman
Peter Gyenes
Scott S. Ingraham
Jason A. Wright

*	The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report of the Audit Committee by express reference therein.

OTHER MATTERS

The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our board of directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Margot Carter

Margot Carter
Executive Vice President, Chief Legal Officer and Secretary

Carrollton, Texas

April 19, 2013

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 31, 2013.
Vote by Internet • Go to www.investorvote.com/RP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2.
1.	Election of Directors:	For	Withhold		For	Withhold	+
	01 - Stephen T. Winn	☐	☐	02 - Jason A. Wright	☐	☐

	For	Against	Abstain
2. Proposal to ratify independent public accounting firm for 2013.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

c	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2013 Annual Meeting Admission Ticket

2012 Annual Meeting of

RealPage, Inc. Stockholders

Friday, May 31, 2013 at 10:00 a.m. Local Time

4000 International Parkway

Carrollton, TX 75007

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — RealPage, Inc.

Notice of 2013 Annual Meeting of Stockholders

4000 International Parkway, Carrollton, TX 75007

Proxy Solicited by Board of Directors for Annual Meeting – May 31, 2013

Timothy J. Barker, Stephen T. Winn, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of RealPage, Inc. to be held on May 31, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the directions indicated by the stockholder herein. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)